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                                                                   EXHIBIT 10.32

                        CONFIDENTIAL SETTLEMENT AGREEMENT

          This CONFIDENTIAL SETTLEMENT AGREEMENT (this "Settlement"), dated as of June 25, 2003, by and among JDS UNIPHASE CORPORATION, a Delaware corporation ("JDSU" or "Claimant"), and IPG PHOTONICS CORPORATION, a Delaware corporation ("IPG" or "Respondent");

                                   WITNESSETH:

          A. IPG and JDSU's predecessor in interest, SDL Inc., a Delaware corporation ("SDL"), entered into a purchase and sale agreement entitled IPG Photonics Corporation Purchase and Sale Agreement No. 1-99, dated May 11, 1999, which was subsequently amended by the parties on or about May 18, 2000 and amended a second time on or about November 15, 2000 (collectively, the "Agreement"); and

          B. a dispute arose between IPG and SDL's successor in interest, JDSU, concerning the parties' performance, rights, and obligations under the Agreement; and

          C. JDSU has commenced an arbitration proceeding against IPG before the American Arbitration Association, entitled JDS Uniphase Corporation against IPG Photonics Corporation, AAA Number 74 181 01636 02, now pending before the AAA San Jose Regional Office (the "Arbitration"), alleging that IPG has breached the Agreement and now owes JDSU in excess of $10 million;

          D. JDSU also commenced a proceeding against IPG in Massachusetts state court, entitled JDSU Uniphase Corp. v. IPG Photonics Corp., No. 02-1780, now pending before the Superior Court of the Commonwealth of Massachusetts requesting, among other things, equitable relief in the form of an attachment of IPG's assets in Massachusetts (the "State Court Action").

          E. IPG has asserted counterclaims against JDSU and SDL in the Arbitration and the State Court Action sounding in breach of contract, unfair competition and violation of federal and state laws governing anti-trust and unfair competition;

          F. Both parties have denied the others' operative allegations contained in the Arbitration claim filed by JDSU and the counterclaims filed by IPG; and

          G. IPG and JDSU each believes that it will be best served by ending the disputes reflected in the Arbitration and the State Court Action and that the continued prosecution of the Arbitration and the State Court Action will entail the expenditure of substantial legal fees and management time for both IPG and JDSU over the course of several years, resources that each of them believes would be better spent in pursuit of such business interest; and

          H. Subject to the terms of this Settlement and the other instruments and documents to be entered into by it pursuant hereto, JDSU is therefore willing to dismiss the claims it has asserted against IPG in the Arbitration and the State Court Action, and IPG is willing to dismiss the counterclaims that it has asserted against JDSU in the Arbitration and the State Court Action; and

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          I. Accordingly, the parties hereto desire to settle their disputes reflected in the Arbitration and the State Court Action on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants set forth herein, the parties hereto hereby agree as follows:

1. Representations and Warranties.

     Both IPG and JDSU hereby represent and warrant to the other that:

     A. It has the corporate power and authority to enter into this Settlement and the other instruments and documents to be entered into by it pursuant hereto and to observe and perform its obligations hereunder and thereunder;

     B. The execution and delivery of this Settlement and the other instruments and documents to be executed and delivered by it pursuant hereto, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action;

     C. This Settlement and each other instrument and document to be executed and delivered by it pursuant hereto has been or, when executed and delivered, will have been, duly executed and delivered, and this Settlement and each such other instrument and document constitutes or, when executed and delivered by it, will constitute, a valid and binding agreement, enforceable against it in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies);

     D. None of the execution, delivery or performance of this Settlement and the other instruments and documents to be executed and delivered by it pursuant hereto, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by it with the terms hereof and thereof, will: (i) conflict with or result in a breach of any of the provisions of its charter, by-laws, or equivalent governing documents;
          (ii) require any filing by it with, or any permit, authorization or consent from, any court, administrative agency, or other governmental or regulatory authority, foreign or domestic, or from any third party, except any filings or reports required to be made under and pursuant to applicable securities laws or the rules and regulations of any applicable stock exchange or market quotation system; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any note, bond, mortgage, indenture, lease, license, franchise, permit or other instrument or agreement to which it is a party or by which it is bound or any of its assets is affected; or (iv) violate any order, writ, injunction, decree, statute or ordinance applicable to it; and,

     E. It has not relied on any representation or warranty, written or oral, that is not set forth herein or in any of the instruments or documents executed pursuant hereto in entering into this


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          Settlement and each other instrument and document to be executed and delivered by it pursuant hereto; it has entered into this Settlement and such other instruments and documents voluntarily and without duress, threat or undue influence; it has been represented in negotiations relating to and in the preparation of this Settlement by independent counsel of its own choosing, it has reviewed this Settlement and such other instruments and documents and each such document has been explained to it by its counsel, it is fully aware of its terms and provisions and of its legal effect; and it has conducted whatever investigation it has deemed necessary or appropriate prior to entering into this Settlement or any such other document.

     F.   Notwithstanding anything to the contrary in clauses B, C and D of this
          Section 1, IPG shall make the representations and warranties in such clauses B, C and D with respect to the Equity Documents (as hereinafter defined) at the time of and conditioned on the Closing (as hereinafter defined).

2. Stay and Dismissal of the Arbitration Claims with Prejudice.

     A. Concurrently with the execution of this Settlement, IPG and JDSU shall cause their respective attorneys to execute a Stipulation and Order to Stay the Arbitration ("Stipulation and Order To Stay Arbitration"), for a thirty (30) day period.

     B. Upon the Closing, IPG and JDSU shall cause their respective attorneys to execute a Stipulation and Order of Dismissal for the dismissal with prejudice of the Arbitration ("Stipulation and Order of Dismissal-Arbitration"), subject only, as stated therein, to the terms and conditions of this Settlement.

     C. Upon the Closing, IPG and JDSU shall cause their respective attorneys to execute a Stipulation and Order of Dismissal to dismiss the action entitled JDS Uniphase Corp. v. IPG Photonics Corp., No. 02-1780, currently pending in the Superior Court of the Commonwealth of Massachusetts ("Stipulation and Order of Dismissal-State Court Action"), and vacating the attachment of assets to which the parties have previously stipulated in that action.

     D. Each of the parties hereto shall, promptly after the execution and delivery of this Settlement, return any and all materials in its possession to the party that provided such materials, if and to the extent required by any confidentiality agreements executed by such parties or protective orders governing the return of such materials.

3. Structured Cash Payment to JDSU.

     A.   Promissory Note.

          Concurrently with the execution of this Settlement, IPG shall execute a promissory note (the "Note") in favor of JDSU, in the form of Exhibit A attached hereto in the principal amount of $6,079,472.60 (Six million, seventy nine thousand, four hundred and seventy two dollars, and sixty cents), which shall be payable by IPG on the following schedule:


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          i.   $666,000 shall be paid to JDSU during calendar year 2003 in two equal installments, pursuant to the terms of the Note;

          ii. $2,000,000.00 shall be paid during calendar year 2004 in equal quarterly installments pursuant to the terms of the Note; and

          iii. the balance of the amount to be paid during calendar year 2005 in equal quarterly installments pursuant to the terms of the Note.

          Interest shall accrue on the outstanding balance of the Note at a rate of 4% (four) per annum commencing on the date of the Closing. Accrued and unpaid interest under the Note shall be payable at the same times as payments of principal.

          At the Closing, IPG shall pay to JDSU $302,006.30 (which amount represents a payment to JDSU of $334,000 less $31,993.70 for an outstanding account payable of JDSU owing to IPG).

     B. Attachment: The Note shall be secured by a first priority security interest in certain IPG's assets set forth in the Security Agreement (the "Security Agreement") in the form of Exhibit B attached hereto, and in certain land owned by IPG set forth in the Mortgage (the "Mortgage") in the form of Exhibit C attached hereto. JDSU and IPG shall execute the Security Agreement and IPG shall execute the Mortgage concurrently with the execution of this Settlement.

     C. Release of Liens: At or promptly following the Closing, JDSU shall release its liens and attachment on the assets of IPG under the Writ of Attachment, dated February 28, 2003 (Superior Court Department of the Trial Court Civil Action 02-1780C); it being agreed that the assets subject to such Writ of Attachment shall become the assets which shall the Note pursuant to the Security Agreement and the Mortgage.

     D. Acceleration. The amounts set forth in Section 3(A) shall be accelerated and shall become immediately due and payable upon the occurrence of any of the following events:

          i. IPG shall have defaulted in the performance of its obligations under the Note and shall have failed to cure such default within thirty (30) days of written notice thereof given by JDSU in accordance with terms of the Note; and

          ii.  A Change of Control of IPG, as defined in the Note.

     E.   Other Prepayments.

          i. In the event that IPG engages in an equity financing prior to repayment and satisfaction of the Note, it shall provide to JDSU in payment of the Note 10% of any net proceeds raised through such financing; or

          ii. In the event that IPG's commercial bank (BankNorth) releases to IPG any cash collateral currently held by it, IPG shall


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               provide those funds to JDSU in payment of the Note as follows:

          iii. If the release occurs during 2003 or 2004, then IPG shall pay JDSU 50% of such released cash in partial payment of the Note; and

               a. If the release occurs during 2005, IPG shall pay to JDSU 75% of such released cash in partial payment of the Note, until such Note is paid in full.

               b. All prepayments shall be applied in the reverse order of principal payments under the Note.

     F. Disposition of assets. IPG shall be permitted to sell, transfer or otherwise dispose of the assets securing the Note from time to time, provided that (a) the assets are sold for fair value, and (b) that the net consideration received by IPG in connection with the sale of the assets are used within five (5) business days of the receipt thereof to prepay the Note. All payments under this Section F shall be applied in the reverse order of principal payments under the Note.

4. Commercial Relationship.

     A. Concurrently with the execution of this Settlement, IPG and JDSU shall execute (a) a Master Supply Agreement, in the form of Exhibit D attached hereto, pursuant to which IPG agrees that it will supply to JDSU, pulsed Ytterbium fiber laser modules (current and new commercial versions) that it sells on the merchant market, excluding those fiber lasers as to which IPG is subject to exclusivity obligations and (b) a Master Supply Agreement under which JDSU agrees to supply to IPG, and IPG agrees to purchase from JDSU on the terms and conditions set forth in Exhibit E, commercially available Laser Diodes and packaged Laser Diodes that it sells on the merchant market.

5. Investment By JDSU.

Promptly following the execution of this Settlement, IPG and JDSU will negotiate in good faith to document and effectuate the general terms set forth below governing the terms of a new series of convertible preferred stock of IPG (the "Series D Preferred") and a convertible note (the "Convertible Note") to be to be issued to JDSU at the Closing. The parties hereto agree that IPG shall provide to JDSU drafts of the principal documents incorporating the terms of the Series D Preferred and Convertible Note (collectively, the "Equity Documents") to JDSU not later than three business days following the execution of this Settlement. It is the goal of the parties hereto to execute and deliver the Equity Documents (including obtaining all necessary approvals and consents, which IPG agrees to request in good faith) not later than three weeks following the execution of this Settlement. The terms of the Equity Documents shall reflect the following:

     A. IPG would provide a new series of convertible preferred stock, the Series D Preferred, having a $5,100,000 liquidation preference. IPG would issue the Series D Preferred representing 5% of IPG outstanding shares (fully diluted, including accounting for weighted average ratchet and warrant positions) to JDSU.


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          i.   The liquidation preference and price per share would be $1.90 per share (equal to $5,100,000);

          ii. Series D Preferred rights and preferences would be substantially similar to Series A Preferred and Series B Preferred stock of IPG currently outstanding (except for ratchet and warrants, participating rights after payment of full liquidation preference, and process control rights), including same liquidation preference and weighted average anti-dilution rights. The Series D Preferred would have no superior rights or preferences;

          iii. IPG would provide to JDSU copies of all financial materials submitted to its Board of Directors (e.g., balance sheets, income statements, cash flows), except for strategic marketing or product pricing materials. JDSU would agree to implement a "Chinese wall" within its organization to protect disclosure by the holder of the IPG materials to competing JDSU operating divisions and personnel; and

          iv. This issuance would be subject to reasonable due diligence by JDSU and subject to reasonable confidentiality limitations on the material supplied to JDSU.

     B. IPG would issue to JDSU the Convertible Note in the principal amount of $5,100,000, due three years after issuance and convertible, in whole or in part, at IPG's option, into Series D Preferred.

          i. The conversion price for the Convertible Note into Series D Preferred would be $1.90 per share;

          ii. The Series D Preferred shares acquired upon conversion of the Convertible Note would have a conversion price into common the same as the then conversion price for outstanding Series D Preferred shares (i.e., lower of $1.90/share or weighted average price (accounting for dilutive issuances, splits, reverse splits, etc.) of the outstanding Series D Preferred); and

          iii. The full amount of the Convertible Note would be immediately payable (or convertible) in the event of a Change in Control of IPG.

6. Intellectual Property.

     A. JDSU represents to its Knowledge (defined below) that no current product of JDSU violates any currently issued U.S. Patents owned by IPG for the design, manufacture or conception of fiber lasers or the components thereof. For purposes of this Settlement, "Knowledge" means the opinion of JDSU's Vice President of Intellectual Property, formed after due inquiry, including but not limited to the General Manager of JDSU's Commercial Lasers division.

     B. IPG disclaims any and all rights, interests or ownership in and to any of the intellectual property used to develop or otherwise contained in the laser diodes and fiber laser products at issue in the Arbitration. IPG further agrees that JDSU's products have not


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          violated IPG's fiber laser related patents; provided that this covenant does not affect any of IPG's rights or assets in the future, except as expressly stated in this Section 6 or in Sections 7B or 10B.

     C. IPG covenants that it will not commence an action claiming that JDSU's or its Affiliates' products infringe any patents owned by IPG or its Affiliates, or which IPG or its Affiliates have the right to assert, for any period prior to the Closing. For purposes of this Settlement, "Affiliate" means an entity which owns or controls, directly or indirectly, more than 50% of the voting interests in, or more or than 50% of the voting interests of which is owned or controlled, directly or indirectly, by a party.

     D. IPG covenants that, for a period of three years from the date of the Closing, it will not bring any claims against JDSU or its Affiliates under any issued patents that exist as of the date of the Closing, or currently pending patent applications which IPG or its Affiliates own or have the right to assert. The covenant in the preceding sentence shall not prevent IPG from asserting patent infringement or intellectual property-related counterclaims or defenses against JDSU in a patent infringement lawsuit filed by JDSU against IPG, or for asserting misappropriation claims against JDSU directly related to the hiring or retention by JDSU of IPG's employees or consultants and the use by JDSU of information developed by such former IPG employee or consultant for or on behalf of IPG or others associated with IPG. In the event of any finding of liability against JDSU for patent infringement or violation of intellectual property rights of IPG, the parties agree to the following additional stipulations:

          i. With respect to any existing JDSU fiber laser products, IPG foregoes recovery of any damages owed by JDSU to IPG for three years from the date of the Closing; and

          ii. With respect to other JDSU products, IPG would be entitled to recover damages commencing not earlier than the date of the Closing.

     E. Nothing in this Settlement shall be interpreted or construed as a grant, sale, transfer, assignment or license, directly or indirectly, by IPG or its Affiliates to JDSU of any intellectual property rights or properties, including without limitation any patent, copyright, trade secrets, trademarks or tradenames, of IPG or its Affiliates, whatsoever.

7. Worldwide Mutual Releases.

     A.   JDSU Release:

          JDSU, on behalf of itself and its direct and indirect subsidiaries, and other Affiliates, and their respective directors, officers, employees, agents and representatives, including, without limitation, its and their attorneys, and their respective predecessors (including
          SDL), successors, assigns, heirs and legal representatives, hereby releases, acquits, and forever absolutely discharges IPG, its direct and indirect subsidiaries, and its other Affiliates, and its and their respective directors, officers, employees, agents and representatives, including, without


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          limitation, its and their attorneys, and their respective
          predecessors, successors, assigns, heirs and legal representatives, of and from any and all actions, causes of action, claims, demands, damages, theories, affirmative defenses, judgments, liens, indebtedness, losses, expenses (including, without limitation, attorneys' fees and disbursements) and liabilities of every kind and character, whether known or unknown, suspected or unsuspected, certain or speculative, existing or prospective, liquidated or unliquidated, whether under the laws of the United States or any state thereof or any other country, which exist as of the date of this Settlement or may have come into existence at any time prior to the date of this Settlement.

     B.   IPG Release.

          IPG, on behalf of itself and its direct and indirect subsidiaries, and other Affiliates, and their respective directors, officers, employees, agents and representatives, including, without limitation, its and their attorneys, and their respective predecessors, successors, assigns, heirs and legal representatives, hereby releases, acquits, and forever absolutely discharges JDSU, its direct and indirect subsidiaries, and other Affiliates, and their respective directors, officers, employees, agents and representatives, including, without limitation, its and their attorneys, and their respective predecessors (including SDL), successors, assigns, heirs and legal representatives, of and from any and all actions, causes of action, claims, demands, damages, theories, affirmative defenses, judgments, liens, indebtedness, losses, expenses (including, without limitation, attorneys' fees and disbursements) and liabilities of every kind and character, whether known or unknown, suspected or unsuspected, certain or speculative, existing or prospective, liquidated or unliquidated, whether under the laws of the United States or any state thereof or any other country, which exist as of the date of this Settlement or may have come into existence at any time prior to the date of this Settlement.

     C.   No Release of Indebtedness.

          Nothing in this Settlement shall be deemed to constitute a release of indebtedness by JDSU to IPG which obligations existing as of the date hereof are contained solely in the Note and the related Security Agreement and Mortgage, and in the Convertible Note, it being agreed that this Settlement settles and releases all claims and allegations by the parties against each other regarding obligations and rights that were in dispute by each of JDSU and IPG in the Arbitration and the State Court Action.

     D.   Possession of Claims.

          The parties hereto represent and warrant that they are the owners of the Claims being released pursuant to this Settlement. The parties hereto further represent and warrant that they have not previously assigned, transferred, hypothecated, granted a security interest in or lien upon, or purported to assign, transfer, hypothecate or grant a security interest in or lien upon, any Claim or portion thereof which is released hereby to another person or entity which is not a signatory to this Settlement, and agree to indemnify fully the other parties hereto for any judgments,


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          attorneys' fees or costs incurred which result from the assertion by any person of any interest in the released Claim due to any purported agreement or dispute as to ownership of the Claims released pursuant to this Settlement.

8. California Civil Code Section 1542.

     The parties hereto acknowledge familiarity with Section 1542 of the Civil Code of the State of California, which provides as follows:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     The parties hereto waive and relinquish any right and benefit which they have or may have under Section 1542 and any Massachusetts statutory or common law equivalent or any other similar applicable statutes to the full extent that they may lawfully waive all such rights and benefits pertaining to the subject matter of this Settlement as described above.

9. Closing.

The consummation of the transactions and releases contemplated by this Settlement shall occur at a closing (the "Closing"). It shall be a condition to Closing that all of the Equity Documents shall be executed and delivered by the parties hereto in form and substance reasonably satisfactory to both parties hereto, and that all other documents or filings necessary or reasonably requested by a party hereto to effectuate the Equity Document and the other agreements set forth in this Settlement shall be executed and delivered and shall have been made simultaneously. Subject to satisfaction of the conditions in this Settlement, each party hereto shall deliver to the other party executed originals of the Stipulation and Order of Dismissal-Arbitration; the Stipulation and Order of Dismissal-State Court Action; the Note; the Security Agreement; the Mortgage; the Master Supply Agreements; and the Equity Documents, including the Convertible Note and a stock certificate representing the issued shares of Series D Preferred. IPG shall also pay to JDSU at the Closing $302,006.30 referred to in Section 3(A) above. The covenants, representations and warranties contained in Sections 6 (Intellectual Property), 7 (Worldwide Mutual Releases), 10 (Future Disputes), and 11 (Termination of Agreement) hereof shall become effective only upon the consummation of the transactions contemplated by this Settlement at the Closing.

10. Future Disputes.

     A.   Attempts To Resolve.

          If, after the date of this Settlement, either IPG or JDSU (the "Alleging Party") believes it has a claim (a "New Dispute") against the other, the Alleging Party shall give notice to the other party of the New Dispute, setting forth, in reasonable detail, the nature and basis for the New Dispute. The parties, for a period of thirty (30) days (or such other longer period as determined by mutual consent of the Disputing Parties), shall use their best efforts to resolve such New Dispute between themselves and neither party shall commence any such action during such thirty (30) day period.

     B.   IPG's Assertion of Defenses.


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          In the event JDSU brings an action against IPG for breach of any term or obligation of this Settlement and the other instruments and documents to be entered into by it pursuant hereto, IPG agrees that it will not assert as a counterclaim or defense in that action, any claims contending that JDSU has engaged in unfair competition or other claims brought under the anti-trust laws of the United States, any of its states, or a foreign country. To the extent that IPG wishes to pursue any of the foregoing claims against JDSU, IPG shall be permitted to assert those claims in a separate and unrelated action but only to the extent that the basis for the claim is not JDSU's assertion of a breach of any term or obligation of this Settlement and the other instruments and documents to be entered into by it pursuant hereto.

11. Termination of Agreement.

     Upon execution of this Settlement, the Agreement between IPG and JDSU shall terminate and neither party shall have any further rights or obligations thereunder.

12. Confidentiality.

     The terms of this Settlement are strictly confidential and none of the parties hereto shall, nor shall it or he permit any of its or his subsidiaries or affiliates, counsel, auditors, financial advisors or other representatives or agents to, disclose the terms of this Settlement to the public generally or to any third party except as required by applicable law or regulation or the rules of any governing stock exchange or market quotation system. Notwithstanding the foregoing, (A) any party hereto may disclose the fact that this Settlement has been entered into among the parties hereto (but without disclosing its terms) and represents a full settlement of all claims in the Arbitration, (B) any party hereto may disclose this Settlement to any attorney, accountant, investors, public relations advisor, insurance carrier or other consultant engaged by such party in the ordinary course of business, in connection with tasks assigned to such person or persons, so long as such attorney, investor, accountant, public relations advisor, insurance carrier or other consultant is bound, subject to the requirements of applicable law, to confidentiality, (C) any party may disclose the existence and the terms of this Settlement if and to the extent (but only to the extent) it is required to do so by an order of a court of competent jurisdiction or by a subpoena or any other demand for discovery made in an action or proceeding pending in a court or governmental agency of competent jurisdiction, provided that, in the case of such a subpoena or other demand for discovery, the party receiving such process shall notify each other party to this Settlement of such receipt, together with delivery of a copy thereof and, in such case, any such notified party shall have the right to object, at its own cost, to compliance with any such subpoena or other demand based on the confidentiality of this Settlement.

13. Further Cooperation.

     The parties hereto agree to execute and deliver any and all additional papers, documents and other assurances and shall do any and all acts or things reasonably necessary in connection with the performance of their obligations hereunder to implement the provisions of this Settlement.

14. Costs and Fees.

     Each party shall bear its own attorneys' fees and costs incurred in connection with the Arbitration and State Court Action, and with respect to


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the negotiation, execution and delivery of this Settlement and each document required to be delivered hereunder.

15. Miscellaneous.

     A.   Notices.

          All notices, consents, waivers, and other communications under this Settlement and under each instrument or document executed and delivered pursuant hereto must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), or (ii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by written notice to the other parties):

     JDSU:           JDS Uniphase Corporation
                     1768 Automation Parkway
                     San Jose, California 95131
                     Attention: General Counsel
                     Facsimile No.: (408) 546-4350

     with a copy to: Gray Cary Ware & Freidenrich, LLP
                     1755 Embarcadero Road
                     Palo Alto, California 94303-3340
                     Attention: Jeffrey Lederman
                     Facsimile No.: (650) 320-7401

     IPG:            IPG Photonics Corporation
                     50 Old Webster Road
                     Oxford, Massachusetts 01540
                     Attention: Angelo Lopresti
                     Facsimile No.: (508) 373-1101

     with copies to: Winston & Strawn
                     200 Park Avenue
                     New York, New York 10166
                     Attention: Joseph DiBenedetto
                     Facsimile No.: (212) 294-4700

     B.   Successors and Assigns; Rights of Third Parties.

     Except as otherwise expressly provided herein, all covenants and agreements contained in this Settlement by or on behalf of the parties hereto shall be binding on and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. Nothing expressed or implied in this Settlement is intended or shall be construed to confer upon or give any person other than the parties hereto any rights or remedies under this Settlement, except only that each Releasee shall be entitled to enforce the releases granted hereunder in its favor.

     C.   Severability.

     Whenever possible, each provision of this Settlement and of each instrument and document entered into pursuant hereto shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Settlement or of any such other instrument or document is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder hereof or thereof, and any such prohibited or invalid provision shall be deemed to be amended to the extent necessary such that, as so amended, it will be valid and enforceable to the fullest extent possible under applicable law.

     D.   Governing Law.

     All claims and matters arising under or in connection with, or relating to, this Settlement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws rules.

     E.   Modifications, Waivers and Amendments.

     No amendment, change, waiver, modification, cancellation or termination of this Settlement or any part thereof, shall be valid unless expressly set forth in a written document signed by the party or parties against whom enforcement of the amendment, change, waiver, modification, cancellation or termination is sought. No waiver of any provision of this Settlement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver unless it specifically so provides.

     F.   Nature of Settlement.

     Neither this Settlement nor any instrument or document executed pursuant hereto constitutes, nor shall it or any such other instrument or document be construed as, an admission by any party hereto or thereto of any breach of contract or other violation by any of them of any right of any such other party, any harm to any such other party, or any violation by any such party of any federal, state or local statute, law, ordinance, regulation or common law duty.

     G.   No Fraudulent Inducement.

     Each party hereto hereby irrevocably and unconditionally waives any and all claims or defenses to the full performance and enforcement of this Settlement and each instrument and document executed pursuant hereto or in connection herewith based on any allegation of fraud in the inducement or any other similar basis seeking to limit, prevent or obstruct the full performance and enforcement of this Settlement and each such other instrument and document.

     H.   Counterparts.

     This Settlement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement, and may be executed and delivered by facsimile followed promptly by the original, with such execution and delivery by facsimile to be as binding and effective as delivery of the original.

     I.   Entire Agreement.

     This Settlement embodies the complete agreement among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     J.   Descriptive Headings; Interpretation.

     The descriptive headings of this Settlement are inserted for convenience only and do not constitute a Section of this Settlement. The use of the word "including" in this Settlement and in any instrument and document executed and delivered pursuant hereto shall be by way of example rather than by limitation. The terms and provisions of this Settlement are the result of the mutual efforts of the parties hereto and their respective attorneys, and no party, nor any of the parties' respective attorneys, shall be deemed the drafter of this Settlement or of any instrument or document executed pursuant hereto for purposes of interpreting any provision hereof in any judicial or other proceeding that may arise between or among them.

     K.   Survival of Representations and Warranties.

     The representations and warranties contained in this Settlement shall survive the execution and delivery of this Settlement.

          IN WITNESS WHEREOF, the parties hereto have executed this Confidential Settlement Agreement on the date first written above.

                                        JDS UNIPHASE CORPORATION


                                        By: /s/ Christopher S. Dewees
                                            ------------------------------------
                                        Name: Christopher S. Dewees
                                        Its: Vice President


                                        IPG PHOTONICS CORPORATION


                                        By: /s/ Valentin P. Gapontsev
                                            ------------------------------------
                                        Name: Valentin P. Gapontsev
                                        Its: CEO and Chairman

                                                                       EXHIBIT A

                             SECURED PROMISSORY NOTE

$6,079,472.60                                                    August 13, 2003
Oxford, Massachusetts

FOR VALUE RECEIVED, IPG PHOTONICS CORPORATION, a Delaware corporation ("Maker"), promises to pay to JDS UNIPHASE CORPORATION, a Delaware corporation ("Holder"), the principal sum of SIX MILLION, AND SEVENTY-NINE THOUSAND, FOUR HUNDRED AND SEVENTY TWO and 60/100 DOLLARS ($6,079,472.60); with interest from the date of this Note on the unpaid principal amounts owing from time to time as provided below. This Note is subject to the following terms and conditions:

1.   Maturity

(a) Principal plus all accrued but unpaid interest on the principal amount outstanding shall be due and payable in the following amounts and on the following dates:

Principal Amount                              Date Due
----------------                              --------
$333,000                                      September 30, 2003
$334,000                                      December 31, 2003
$500,000                                      March 31, 2004
$500,000                                      June 30, 2004
$500,000                                      September 30, 2004
$500,000                                      December 31, 2004
One-quarter of then unpaid principal amount   March 31, 2005
One-quarter of then unpaid principal amount   June 30, 2005
One-quarter of then unpaid principal amount   September 30, 2005
Remaining of unpaid principal amount          December 31, 2005 (the "Maturity
                                              Date")

(b) Maker shall make the following mandatory prepayments to Holder against the unpaid interest and principal sum, in that order, on this Note within five business days of Maker's receipt of the cash funds: (i) 50% of all cash collateral released to Maker by BankNorth, NA or its successor ("BankNorth"), in calendar years 2003 and/or 2004, which cash collateral, as of the date of the
Note is being held by BankNorth under that certain Construction Loan Agreement, dated April 28, 2000 between Maker and BankNorth, as amended from time to time ("Construction Loan Agreement"); (ii) 75% of all cash collateral released to Maker by BankNorth in calendar year 2005, which cash collateral, as of the date of the Note is being held by BankNorth under the Construction Loan Agreement;
(iii) 10% of the net cash proceeds received by Maker from the issuance of any securities (including without limitation any securities convertible or exchangeable into Common Stock), options, warrants, call rights or debt instruments after the date of this Note, excluding exercises of stock options by employees, directors, advisors and consultants in the ordinary course; and (iv) 100% of the net cash proceeds received by Maker from any sale of the equipment, furniture, fixtures, inventory or land pledged to Holder under the Security Agreement or the Mortgage (each as hereinafter defined); but in no case shall Maker be required to pay an amount under this Section 1(b) in excess of the unpaid interest and principal amount of this Note.

(c) On or before the 15th day of April, July, October and January of each year for so long as there is any unpaid principal amount under this Note, any one of the Chief Executive Officer, President, or Chief Financial Officer shall send a written statement to Holder setting forth whether or not any of the events in
Section 1(b) has occurred in the last calendar quarter, giving short description of any of the events that has occurred in the last calendar quarter and whether Maker has complied with its prepayment obligations hereunder.

(d) Holder shall apply all mandatory principal prepayments received by Holder under clause (b) to the payment of accrued and unpaid interest, and then against required payments in the reverse order of maturity (i.e., applied to latest payments under Section 1(a) first).

(e) All optional principal prepayments upon this Note shall be applied to the payment of accrued and unpaid interest, and then against required payments in the order of maturity (i.e., applied to earliest payments under Section 1(a) first), it being agreed that an optional repayment of principal shall relieve the obligation of Maker to make payment of the portion of the principal amount against which the optional prepayment was applied.

2.   Interest

The outstanding principal owing from time to time hereunder will bear interest at the rate of FOUR PERCENT per annum (compounded annually) until fully paid. Accrued but unpaid interest shall be payable at such time as the outstanding principal amount hereof is otherwise due and payable, commencing September 30, 2003. Computations of interest shall be based on a year of 360 days but shall be calculated for the actual number of days in the period for which interest is charged.

3.   Payments

Maker shall make payments in lawful money of the United States of America and in immediately available funds. All payments under this Note shall be made to Holder at JDS Uniphase Corporation, 1768 Automation Parkway, San Jose, California 95131, ATTN: General Counsel, or at such other address as Holder shall direct Maker in writing. This Note may be prepaid in whole or in part, without penalty, at the option of Maker and without the consent of Holder.

4.   Breach of Covenants and Bankruptcy

The occurrence of any of the following shall constitute an "Event of Default" hereunder:

(a) Failure to Pay. Maker shall fail to pay (i) any principal payment on the due date hereunder or (ii) any interest or other payment required pursuant to the terms hereof on the date due and such payment shall not have been made within thirty days of Maker's receipt of Holder's written notice to the Maker of such failure to pay; or

(b) Breaches of Covenants. Maker shall fail to observe or perform any covenant, obligation, condition or agreement contained herein, or in the Security Agreement or the Mortgage and (i) such failure shall continue for thirty days after Maker's receipt of Holder's written notice to the Maker of such failure, or (ii) if such failure is not curable within such thirty-day period, but is reasonably capable of cure within forty-five days, either
     (A) such failure shall continue for forty-five days or (B) Maker shall not have commenced and continued to prosecute a cure in a manner reasonably satisfactory to Holder within and continuously during the initial thirty-day period; or

(c) Change of Control. A Change of Control shall have occurred with respect to Maker. For purposes hereof, the term "Change of Control" means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of IPG and its subsidiaries, taken as a whole, to any Person or group of related Persons, as defined in Section 13(d) of the Securities Exchange Act of 1934 (a "Group"); and (b) any Person or Group (excluding owners of equity securities as of the date of this Note) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by IPG's issued and outstanding voting stock or any successor to all or substantially all of the Company's assets.

(d) Voluntary Bankruptcy or Insolvency Proceedings. Maker shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) admit in writing its inability, to pay its debts generally as they mature;
     (iii) make a general assignment for the benefit of its or any of its creditors; (iv) be dissolved or liquidated in full or in part; or (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Maker or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Maker or the debts thereof pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety days of commencement.

5.   Rights of Holder upon Default

Upon the occurrence or existence of any Event of Default, and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to the Maker, declare all outstanding obligations payable by the Maker hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; except that upon the occurrence or existence of any Event of Default set forth in Sections 4(c), (d) or (e) herein, all of the outstanding obligations payable by the Maker hereunder shall automatically become immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. No delay or omission by Holder in exercising any right shall operate as a waiver of such right or any other right under this Note; a waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it hereunder or pursuant to applicable law. The Maker agrees to pay all taxes levied or assessed upon the outstanding principal against any holder of this Note. The prevailing party in any action (i) to collect payment on this

Note, (ii) in connection with any dispute that arises as to its enforcement, validity, or interpretation, whether or not legal action is instituted or prosecuted to judgment, or (iii) to enforce any judgment obtained in any related legal proceeding, shall be entitled to all costs and expenses incurred, including attorney fees.

6.   Governing Law

This Note shall be governed by the laws of the State of New York, excluding its conflict of law rules.

7.   Amendments and Waivers

Any term of this Note may be amended or waived only with the written consent of the Maker and the Holder. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Maker, the Holder and each transferee of the Note; however, no such waiver shall affect or impair the rights of Holder to require observance, performance, or satisfaction, either of that term or condition as it applies on a subsequent occasion or of any other term or condition of this Note. Notwithstanding the foregoing, Maker expressly agrees that this Note or any payment under this Note may be extended by Holder in writing from time to time without in any way affecting the liability of Maker.

8.   Transfer, Successors and Assigns

The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Maker without the prior written consent of Holder.. This Note may not be sold or assigned by Holder without prior written consent of Maker except in the event of a merger, consolidation, or acquisition of Holder or any business unit thereof and Holder may pledge this Note to any financial institution as collateral upon written notice to Maker.

9.   Notices

Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or five days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

10.  Severability

If any provision or any word, term, clause, or part of any provision of this Note shall be invalid for any reason, the same shall be ineffective, but the remainder of this Note and of the provision shall not be affected and shall remain in full force and effect.

11.  Holder's Security Interest and Mortgage

THIS NOTE IS SECURED BY A SECURITY INTEREST IN CERTAIN ASSETS OF MAKER MORE FULLY DESCRIBED IN (I) THE SECURITY AGREEMENT DATED THE SAME DATE AS THIS NOTE BETWEEN MAKER, AS DEBTOR, AND HOLDER, AS SECURED PARTY ("SECURITY AGREEMENT") AND (II) THE MORTGAGE DATED THE SAME DATE AS THIS NOTE MADE BY MAKER, AS DEBTOR, AS MORTGAGOR, AND HOLDER, AS MORTGAGEE ("MORTGAGE").

IN WITNESS WHEREOF, the Maker has caused this Secured Promissory Note to be issued as of the date first written above.

MAKER: IPG PHOTONICS CORPORATION


Name: /s/ Valentin P. Gapontsev
      -------------------------------
Title: Valentin P. Gapontsev
Address: 50 Old Webster Road
         Oxford, MA 01540
Attn: General Counsel


AGREED TO AND ACCEPTED:

HOLDER: JDS UNIPHASE CORPORATION


Name: /s/ Christopher S. Dewees
      -------------------------------
Title: Christopher S. Dewees
Address: 1768 Automation Parkway
         San Jose, California 95131
Attn: General Counsel

                                                                       EXHIBIT B

THIS SECURITY AGREEMENT, dated August 13, 2003 by and between IPG PHOTONICS CORPORTATION, a Delaware corporation ("DEBTOR"), and JDS UNIPHASE CORPORATION, a Delaware corporation ("SECURED PARTY").

1.   Background and Purpose

Debtor and Secured Party have entered into a Confidential Settlement Agreement, dated the dated hereof (the "Settlement Agreement"), pursuant to which Debtor agreed to execute and delivered a Secured Promissory Note dated the date hereof in favor of Secured Party in the face amount of $6,076,284.66 (the "Note"). As a condition precedent to the consummation of the Settlement Agreement, Secured Party has required Debtor to grant, and Debtor has agreed to grant, to Secured Party a continuing first priority security interest in and to the Collateral (as hereinafter defined) of Debtor to secure its obligations to Secured Party under the Note.

2.   Grant of Security Interest

To secure Debtor's Obligations (as defined in Paragraph 3 below), Debtor grants to Secured Party a security interest in the Collateral (as defined in Paragraph 4 below).

3.   Obligations

For purposes of this Agreement, "Obligations" means any and all debts, obligations, and liabilities of Debtor to Secured Party arising out of, or relating in any way to the Note, and any obligations of Debtor to Secured Party pursuant to this Agreement, whether existing or arising after the date of this Agreement, whether voluntary or involuntary or whether absolute or contingent and whether or not from time to time increased, decreased, extinguished, created, or incurred.

4.   Collateral

For purposes of this Agreement, "Collateral" means:

     (a)  All inventory listed on Schedule A attached hereto ("Inventory"); and

     (b) All equipment, furniture and fixtures listed on Schedule A attached hereto ("Equipment"); and

     (c) In addition to the collateral described above, Debtor grants to Secured Party a security interest in any and all proceeds of the Inventory and Equipment, in any and all additions and accessions to, insurance or condemnation proceeds of, and documents covering Collateral, in all property received, in whole or in part, in trade or exchange for Collateral, in all rents, revenues, issues, profits, and proceeds arising from sale, lease, license, encumbrance, collection, or any other temporary or permanent disposition of the Collateral, or in any interest on Collateral.

5.   Representations and Warranties

Debtor represents and warrants to Secured Party as follows:

5.1 Title. Debtor is the owner of all right, title, and interest in the Collateral free and clear of all liens, encumbrances, and security interests, except the security interest created by this Agreement.

5.2 Truth. All information that Debtor has provided to Secured Party concerning the Collateral is true and correct in all material respects.

5.3 Defenses. No defenses, offsets, claims, or counterclaims exist against Debtor that may be asserted against Secured Party in any proceeding to enforce Secured Party's rights in the Collateral.

5.4 Conflict. The execution, delivery, and performance of this Agreement by Debtor is not in violation of any applicable law or regulation or contractual obligation of Debtor.

5.5 First Priority Lien. The liens granted to Secured Party under this Agreement will constitute a first priority lien on the Collateral on the filing of a UCC-1 Financing Statement.

5.6 Good Standing. Debtor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

5.7 Due Authorization. Debtor has been duly authorized to execute and deliver this Agreement, which is a valid and binding obligation of Debtor.

6.   Covenants of Debtor

6.1 Protection of Security Interest. Contemporaneously with the execution of this Agreement, Debtor shall properly execute and deliver to Secured Party one or more UCC-1 Financing Statements to enable Secured Party to perfect Secured Party's security interest in the Collateral. Debtor agrees also to execute, file, and record such other statements, notices, and agreements, take such action and obtain such certificates and documents, in accordance with all applicable laws, statutes, and regulations as may be necessary or advisable to perfect, evidence, and continue Secured Party's security interest in the Collateral.

6.2 Transactions Involving Collateral. Debtor shall not, without the prior written consent of Secured Party, (a) sell or otherwise transfer the Collateral, except that assets may be sold or transferred for fair value and Debtor shall repay the net cash proceeds from the sale or transfer to Secured Party pursuant to the terms of the Note, or (b) pledge, mortgage, encumber, or otherwise permit the Collateral to be subject to any lien, security interest, or charge, other than the security interest created by this Agreement; except for the following liens: the attachment under Writ of Attachment dated February 28, 2003 covering the Collateral in favor of Secured Party; liens for taxes, assessments, or other government charges not yet due or those which are being contested in good faith by appropriate proceedings; and liens of mechanics, materialmen or other workmen incurred in the ordinary course of business and not materially detracting from the value of the property or assets.

6.3 Compliance with Laws. Debtor shall comply in all material respects with all laws, statutes, and regulations pertaining to the Collateral.

6.4 Taxes, Assessments, and Liens. Debtor shall pay when due all taxes, assessments, and liens with regard to the Collateral. Debtor may withhold any such payment or may elect to contest any lien if Debtor is conducting appropriate proceedings in good faith to contest the obligation to pay and so long as Secured Party's interest is not jeopardized.

6.5 Notification of Change in Name or Location. The Debtor shall notify Secured Party in writing of a change in Debtor's name or corporate structure or jurisdiction of incorporation within five business days prior to the change. The Debtor shall also cooperate with Secured Party to enable Secured Party to file either a new UCC-1 Financing Statement or an amendment to the existing UCC-1 Financing Statement to reflect the change and to continue Secured Party's security interest in the Collateral.

6.6 Insurance. The Debtor shall maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Debtor, and shall deliver to Secured Party from time to time at Secured Party's request schedules setting forth all insurance covering the Collateral then in effect.

6.7 Maintenance. The Debtor shall cause the Collateral to be maintained and preserved in good condition, repair and working order, excepting ordinary wear and tear.

6.8 Inspection. The Debtor shall furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, and will permit independent external certified professional accountants acceptable to Debtor and Secured Party (subject to execution by such accountants of a reasonable non-disclosure agreement), upon reasonable written notice to the Debtor during the Debtor's usual business hours, to inspect and/or conduct audits with respect to the Collateral.

6.9 Impairment. The Debtor shall give prompt written notice to Secured Party of any casualty or loss which has impaired in any material respect the useful live, value or operation of the Collateral.

7.   Authorized Action by Secured Party

Debtor irrevocably appoints, only after an Event of Default, Secured Party as Debtor's attorney in fact to do any act that Debtor is obligated to do pursuant to this Agreement to preserve or protect the Collateral and to preserve, protect, or establish Secured Party's lien on the Collateral. Debtor further irrevocably appoints Secured Party to exercise such rights and powers as Debtor might exercise with respect to the Collateral following an Event of Default, as defined below. These powers shall include without limitation the right to:

     (a) Collect by legal proceedings or otherwise, and endorse, receive, and receipt all dividends, interest, payments, proceeds, and other sums and property now or after the date of this Agreement payable on account of the Collateral;

     (b) Transfer the Collateral to Secured Party's own or Secured Party's nominee's name; and

     (c) Make any compromise or settlement and take any action Secured Party deems advisable with respect to the Collateral. Debtor agrees to reimburse Secured Party on demand for any reasonable out of pocket costs and expenses, including without limitation reasonable external attorney fees, which Secured Party may incur while acting as Debtor's attorney in fact under this Agreement, all of which costs and expenses are included in the Obligations secured by this Agreement. Secured Party shall have no obligation to act pursuant to this paragraph and shall not be required to make any presentment, demand, or protest, or give any notice or take any action to preserve any rights against any other person in connection with the Collateral.

8.   Defaults and Remedies

8.1 Event of Default. Any of the following events or conditions shall constitute an Event of Default by Debtor under this Agreement:

     (a)  An "Event of Default" shall occur as defined in the Note;

     (b) Debtor shall fail to observe or perform any covenant, obligation, condition or agreement contained in this Security Agreement or the Note and (i) such failure shall continue for thirty days after Debtor's receipt of Secured Party's written notice to the Debtor of such failure, or (ii) if such failure is not curable within such thirty-day period, but is reasonably capable of cure within forty-five days, either (A) such failure shall continue for forty-five days or
          (B) Debtor shall not have commenced and continued to prosecute a cure in a manner reasonably satisfactory to Secured Party within and continuously during the initial thirty-day period;

     (c) A breach of any representation or warranty of Debtor contained in this Agreement; or

     (d) Any levy or proceeding against the Collateral or Debtor's interest in the Collateral, except if Debtor is conducting appropriate proceedings in good faith to contest the levy or proceeding.

8.2 Remedies. On the occurrence of an Event of Default as defined in this Agreement, Secured Party:

     (a) Shall have and may exercise all rights and remedies accorded to Secured Party by the Massachusetts Uniform Commercial Code;

     (b) May declare all unperformed Obligations, in whole or in part, of Debtor immediately due and payable in accordance with the terms of the Note; and

     (c) May require Debtor to take any and all action necessary to make the Collateral available to Secured Party.

8.3 Remedies Cumulative. All of Secured Party's rights and remedies, whether evidenced by this Agreement or by any other writing, shall be cumulative and may be exercised singularly or concurrently. Election by Secured Party to pursue any remedy shall not exclude pursuit of any other remedy.

9.   Waiver of Hearing

Debtor expressly waives any constitutional or other right to a judicial hearing prior to the time Secured Party takes possession or disposes of the Collateral on an Event of Default as provided in Paragraph 8 above.

10.  Waiver

Secured Party shall not be deemed to have waived any rights under this Agreement unless such waiver is in writing and signed by Secured Party. No delay or omission on the part of Secured Party in exercising any right shall operate as a waiver of such right or any other right.

11.  Additional Documentation; Cooperation

Each party shall, on the request of the other, execute, acknowledge, and deliver to the other any instrument that may be required to accomplish the intent of this Agreement. Each party agrees to cooperate to effectuate the intent of this Agreement and shall take all appropriate action necessary or useful in doing so. Secured Party shall release its security interest on Collateral which Debtor may sell or otherwise transfer provided that Maker shall comply with the terms of the Note.

12.  Miscellaneous

12.1 Successors and Assigns. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties.

12.2 Notices. Any notice required or permitted by this Security Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or five days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

12.3 Amendment. The provisions of this Agreement may be modified at any time by written agreement of the parties. Any such agreement made after the date of this Agreement shall be ineffective to modify this Agreement in any respect unless in writing and signed by Debtor and Secured Party.

12.4 Attorney Fees; Prejudgment Interest. If the services of an attorney are required by Secured Party to secure the performance of this Agreement or otherwise on the breach or default of this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation to this Agreement, Secured Party shall be entitled to reasonable external attorney fees, costs, and other out of pocket expenses, in addition to any other relief to which Secured Party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

12.5 Post-Judgment Attorney Fees. If the services of an attorney are required by any party to enforce a judgment rendered in connection with this Agreement, the judgment creditor shall be entitled to reasonable external attorney fees, costs, and other out of pocket expenses, and such fees, costs, and expenses shall be recoverable as a separate item. This provision shall be severable from all other provisions of this Agreement, shall survive any judgment, and shall not be deemed merged into the judgment.

12.6 Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

12.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement that can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

12.8 Governing Law. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of the State of New York, excluding its conflict of laws rules.

12.9 Entire Agreement. This document and its Schedule constitute the entire agreement between the parties, all oral agreements being merged in this Agreement, and supersede all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement or its Schedule.

                                  [END OF PAGE]

          IN WITNESS WHEREOF, the parties hereto have executed this Security Agreement on the date first written above.

SECURED PARTY: JDS UNIPHASE CORPORATION


By: /s/ Christopher S. Dewees
    ---------------------------------
Name: Christopher S. Dewees
Title: Vice President
Address: 1768 Automation Parkway
         San Jose, California 95131
Attn: General Counsel


DEBTOR: IPG PHOTONICS CORPORATION


By: /s/ Valentin P. Gapontsev
    ---------------------------------
Name: Valentin P. Gapontsev
Title: CEO & Chairman of the Board
Address: 50 Old Webster Road
         Oxford, MA 01540
Attn: General Counsel

  SCHEDULE A TO SECURITY AGREEMENT BETWEEN IPG PHOTONICS CORP. AND JDS UNIPHASE
                                   CORPORATION

POS   DESCRIPTION                              MAKE/MODEL                                ASSET NUMBER    QTY
---   -----------                              ----------                                ------------   -----
 1    Parallel seam sealing system             Model 2300DLL3                               100412          1
 2    Blue M Oven, drybox and Chamber          --                                             --            4
 3    Digital ball bonder                      Model: K&S 4524-D                            100504          1
 4    Mask Aligner                             Model SUSS MA6 Mask Aligner                  100935          1
 5    Flip chip aligner/bonder with options    Model 410 1999                               100968          1
 6    Scriber and film expander                Model LSD-105 Scriber, 7550-0069             100940          1
 7    SEGI Sputtering system                   Fully automated system                       101023          1
 8    Sputtering System                        Perkin Elmer Model 4410                      101063          1
 9    Automatic dicing saw                     Model DAD321                                 100923          1
10    Goniometric Radiometer                   Model LD8900/In GaAS                         100552          1
11    Programmable furnace                     Model MV-2200                                100967          1
12    Wafer Polisher, lapper, bonder           Model LP50 Prec                              100938          1
13    Spin photo resist coater and spray       Model 5110-C/PD-LV,BDC,PP CAB                100970          1
      developer
14    Gold plating hood                        Model SQFFH-600-P                            101064          1
15    Lapping/polishing hood                   Model WPS-SQFFH-800-P                        100976          1
16    Heatpulse                                Model 610                                    100944          1
17    Tencor alpha step profiler               Model Tencor AS-200                          101065          1
18    ACID 1-2-3 hood                          --                                           100962          6
19    Scrapping hood                           --                                           100964          1
20    Scriber Breaker                          Model 4100-0027                              100941          1
21    Channel power supply                     Model PMC104-.5-1.5                          100713          1
22    Vacuum evaporator                        Model CHA SE-600                             100937          1
23    Fine-Leak Detector                       Model DGC 1001/PPM 95/GD                       --            1
24    Temperature test chamber                 Model S-8C                                   100973          1
25    Blue M Ovens                             --                                           100933          3
26    Cleanroom furniture                      Model 1P61-1000-K-STR ESD CL-1000            100919         38

27    High vacuum pump                         Model Tribodyn 30/120                        100922          1
28    Shelving                                 --                                           100630        231
29    Ellipsometer, Etcher/stripper            Model Rudolph Auto EL III, Branson 2000      100969          1
30    Laser module                             Model PLM-100                                100961          1
31    Goniometric Radiometer                   Model LD8900/In GaAs                         100743          1
32    ECV profiler and hall system             --                                           100883          1
33    Supplied air systems                     Model Survivair 30                           100912          2
34    Spectrophotometer                        Model V-570 UV/VIS                           100934          1
35    Supplied air systems                     Model Survivair Sigma 30                     100913          2
36    Digital hot plate                        Model HP993 Digital 7P 120V                  100715          1
37    Digital hot plate                        Model SP992 Digital 7P 120V                  100716          1
38    Digital hot plate                        Model HP993 Digital 7P 120V                  100910          1
39    Microscope                               Model Olympus BH2                            100942         10
40    Microscope                               Model Olympus BH2                            100943          2
41    Descicators                              Model Series 100 SS                          100994         15
42    Dual photodiode meter and sourcemeter    --                                           100799          1
43    Scanning electron microscope             Model DS-130C                                100792          1
44    Scanning electron microscope             --                                           100986         --
45    Storage refrigerator                     Model VWR 21.OCF                             100975          1
46    Supplied air systems                     Model Survivair Panther                      100812          4
47    Ultrasonic Cleaner                       Model 3510, Branson                            --            1
48    Turbomolecular pumping cart              Model EXP                                    101321          1
49    Diesel generator                         Model 150ROX-150KW, Kohler                   100794          1
50    UPS                                      Model 360-480-NEMA, Best                     100842          1
51    Heated viewport                          Model HVP-275-275TH-110-FR                   100801          1
52    Sniff Leak Detector                      Model Gascheck 5000                          101032          1
53    X-Ray Analyzer                           Model RD-100                                 101254          1
54    X-Ray Analyzer                           --                                           101323         --
55    Recirculators                            Models HX+150 D2 CP55; HX+300R D2 CP75       101120          1

56    Recirculators                            Models HX+150 D2 CP55; HX+300R D2 CP75       101095          1
57    GEN 111/MBE                              --                                           101253         --
58    Molecular Beam Epitaxy of III-V          Model: III-V                                 100995          1
59    Optical Spectrum Analyzer                AQ-6331/0/0                                  100654          1
60    Applied EPI Gen-III MBE System           --                                             --            1
61    PECVD Plasma Chemical Vapor Deposition   SC100M                                         --            1
      System
62    Die Bonder                               410X                                           --            1
63    MRSI                                     505                                            --            1
65    1550 nm Double Stage Isolators                                                                    3,600
66    1550 nm Single Stage Isolators                                                                    3,100

* Notes(s): Location is IPG Photonics Corporation, 50 Old Webster Road, Oxford, MA 01540

                                                                       EXHIBIT C

After recording, please return to:

Office of General Counsel
Attn: Matthew Fawcett
JDS Uniphase Corporation
1768 Automation Parkway
San Jose, CA 95131

                                    MORTGAGE

IPG PHOTONICS CORPORATION, a Delaware corporation having a usual place of business at 50 Old Webster Road, Oxford, Worcester County, Massachusetts 01540 ("Mortgagor"), for consideration paid, grants to JDS UNIPHASE CORPORATION, a Delaware corporation having a place of business at 1768 Automation Parkway, San Jose, California 95131 ("Mortgagee")

with mortgage covenants to secure the payment of SIX MILLION, AND SEVENTY-NINE THOUSAND, FOUR HUNDRED AND SEVENTY TWO and 60/100 DOLLARS ($6,079,472.60) with interest thereon as provided in a Secured Promissory Note ("Note") of even date given by Mortgagor to Mortgagee the land in Oxford, Worcester County, Massachusetts, described on Exhibit A attached hereto and made a part hereof (sometimes hereinafter referred to as the "Collateral").

The Mortgagor, for itself, its successors and assigns, covenants with Mortgagee and its successors and assigns that it is lawfully seized in fee simple of the mortgaged premises; that it is free from all encumbrances (other than an attachment in favor of Mortgagee pursuant to that certain Writ of Attachment dated February 28, 2003); that Mortgagor has good right to sell and convey the same; and that it will, and its successors and assigns shall warrant and defend the same to Mortgagee and its successors and assigns forever against the lawful claims and demands of all persons; and that Mortgagor and its successors or assigns, in case a sale shall be made under the power of sale, will, upon request, execute, acknowledge and deliver to the purchaser or purchasers a deed or deeds of release confirming such sale; and that Mortgagee and its successors and assigns are appointed and constituted the attorney or attorneys irrevocable of the said Mortgagor to execute and deliver to the said purchaser a full transfer of all policies of insurance on the buildings upon the land covered by the mortgage at the time of such sale.

The Mortgagor shall pay when due and payable all taxes, charges and assessments to whomsoever and whenever laid or assessed, whether on the mortgaged premises or on any interest therein or on the debt or obligation secured hereby; shall keep the buildings on said premises insured against fire in a sum not less than the amount secured by the mortgage or as otherwise provided therein for insurance for the benefit of Mortgagee and its successors and assigns, in such form and at such insurance offices as they shall approve, and, at least two days before the expiration of any policy on said premises, shall deliver to it a new and sufficient policy to take the place of the one so expiring, and shall not commit or suffer any strip or waste of the mortgaged premises or any breach of any covenant contained in the mortgage.

     In addition to and in furtherance of the foregoing covenants, Mortgagor represents, warrants, and covenants as follows:

1. Title. Mortgagor is the owner of all right, title, and interest in the Collateral free and clear of all liens, encumbrances, and security interests, except an attachment in favor of Mortgagee pursuant to that certain Writ of Attachment dated February 28, 2003, and the lien created by this Mortgage.

2. Truth. All information that Mortgagor has provided to Mortgagee concerning the Collateral is true and correct in all material respects.

3. Defenses. No defenses, offsets, claims, or counterclaims exist against Mortgagor that may be asserted against Mortgagee in any proceeding to enforce Mortgagee's rights in the Collateral.

4. Conflict. The execution, delivery, and performance of this Mortgage by Mortgagor is not in violation of any applicable law or regulation or contractual obligation of Mortgagor.

5. Good Standing. Mortgagor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

6. Due Authorization. Mortgagor has been duly authorized to execute and deliver this Mortgage, which is a valid and binding obligation of Mortgagor.

7. Transactions Involving Collateral. Mortgagor shall not, without the prior written consent of Mortgagee, (a) sell or otherwise transfer the Collateral, except that assets may be sold or transferred for fair value and Mortgagor shall repay the net cash proceeds from the sale or transfer to Mortgagee pursuant to the terms of the Note, or (b) pledge, mortgage, encumber, or otherwise permit the Collateral to be subject to any lien, security interest, or charge, other than the security interest created by this Mortgage and except for the following liens: the attachment under Writ of Attachment dated February 28, 2003 covering the Collateral in favor of Mortgagee; liens for taxes, assessments, or other government charges not yet due or those which are being contested in good faith by appropriate proceedings; and liens of mechanics, materialmen or other workmen incurred in the ordinary course of business and not materially detracting from the value of the property or assets.

8. Compliance with Laws. Mortgagor shall comply in all material respects with all laws, statutes, and regulations pertaining to the Collateral.

9. Taxes, Assessments, and Liens. Mortgagor shall pay when due all taxes, assessments, and liens with regard to the Collateral. Mortgagor may withhold any such payment or may elect to contest any lien if Mortgagor is conducting appropriate proceedings in good faith to contest the obligation to pay and so long as Mortgagee's interest is not jeopardized.

10. Notification of Change in Name or Location. The Mortgagor shall notify Mortgagee in writing of a change in Mortgagor's name or corporate structure or jurisdiction of incorporation within five business days prior to the change. The Mortgagor shall also cooperate with Mortgagee to enable Mortgagee to file either a new mortgage or an amendment to this mortgage to reflect the change and to continue Mortgagee's security interest in the Collateral.

11. Insurance. The Mortgagor shall maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Mortgagor, and shall deliver to Mortgagee from time to time at Mortgagee's request schedules setting forth all insurance covering the Collateral then in effect.

12. Maintenance. The Mortgagor shall cause the Collateral to be maintained and preserved in good condition.

13. Inspection. The Mortgagor shall furnish to Mortgagee from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Mortgagee may reasonably request, and will permit independent external certified professional accountants acceptable to Mortgagor and Mortgagee (subject to execution by such accountants of a reasonable non-disclosure agreement), upon reasonable written notice to Mortgagor during Mortgagor's usual business hours, to inspect and/or conduct audits with respect to the Collateral.

14. Impairment. The Mortgagor shall give prompt written notice to Mortgagee of any casualty or loss which has impaired in any material respect the useful live, value or operation of the Collateral.

15. Breach of Covenants and Bankruptcy. The occurrence of any of the following shall constitute an "Event of Default" hereunder:

(a) Failure to Pay. Mortgagor shall fail to pay (i) any principal payment on the due date under the Note or (ii) any interest or other payment required pursuant to the terms of the Note on the date due and such payment shall not have been made within thirty days of Mortgagor's receipt of Holder's (as defined in the Note) written notice to Mortgagor of such failure to pay; or

(b) Breaches of Covenants. Mortgagor shall fail to observe or perform any covenant, obligation, condition or agreement contained in this Mortgage or the Note and (i) such failure shall continue for thirty days after Mortgagor's receipt of Holder's written notice to Mortgagor of such failure, or (ii) if such failure is not curable within such thirty-day period, but is reasonably capable of cure within forty-five days, either
     (A) such failure shall continue for forty-five days or (B) Mortgagor shall not have commenced and continued to prosecute a cure in a manner reasonably satisfactory to Holder within and continuously during the initial thirty-day period; or

(c) Change of Control. A Change of Control shall have occurred with respect to Mortgagor. For purposes hereof, the term "Change of Control" means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Mortgagor and its subsidiaries, taken as a whole, to any Person or group of related Persons, as defined in Section 13(d) of the Securities Exchange Act of 1934 (a "Group"); and (b) any Person or Group (excluding owners of equity securities as of the date of the Note) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by Mortgagor's issued and outstanding voting stock or any successor to all or substantially all of Mortgagor's assets.

(d) Voluntary Bankruptcy or Insolvency Proceedings. Mortgagor shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) admit in writing its inability, to pay its debts generally as they mature;
     (iii) make a general assignment for the benefit of its or any of its creditors; (iv) be dissolved or liquidated in full or in part; or (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Mortgagor or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Mortgagor or the debts thereof pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety days of commencement.

16. Rights of Holder Upon Default. Upon the occurrence or existence of any Event of Default, and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to Mortgagor, declare all outstanding obligations payable by Mortgagor hereunder and under the Note to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; except that upon the occurrence or existence of any Event of Default set forth in Sections 15(c), (d) or (e) herein, all of the outstanding obligations payable by Mortgagor hereunder or under the Note shall automatically become immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. No delay or omission by Holder in exercising any right shall operate as a waiver of such right or any other right under the Note; a waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it hereunder, under the Note or pursuant to applicable law. The Mortgagor agrees to pay all taxes levied or assessed upon the outstanding principal against any holder of the Note. The prevailing party in any action (i) to collect payment on the Note, (ii) in connection with any dispute that arises as to its enforcement, validity, or interpretation, whether or not legal action is instituted or prosecuted to judgment, or (iii) to enforce any judgment obtained in any related legal proceeding, shall be entitled to all costs and expenses incurred, including attorney fees.

This mortgage is upon the STATUTORY CONDITION, for any breach of which Mortgagee shall have the STATUTORY POWER OF SALE.

                      [The next page is the signature page]

IN WITNESS WHEREOF, the said IPG Photonics Corporation has caused its corporate seal to be hereto affixed and these presents to be signed, acknowledged and delivered in its name and behalf by John H. Dalton, its President, and Paolo Sinni, its Treasurer, hereto duly authorized, this 13th day of August, 2003.

                                        IPG PHOTONICS CORPORATION


                                        By: /s/ John H. Dalton
                                            ------------------------------------
                                            John H. Dalton, President


                                        By: /s/ Paolo Sinni
                                            ------------------------------------
                                            Paolo Sinni, Treasurer

                          COMMONWEALTH OF MASSACHUSETTS

Worcester, ss.                                                   August 13, 2003

     Then personally appeared the above-named John H. Dalton, President, and Paolo Sinni, Treasurer, and acknowledged the foregoing instrument to be their free act and deed and the free act and deed of IPG Photonics Corporation, before me


                                        /s/ Angelo P. Lopresti
                                        ----------------------------------------
                                        Angelo P. Lopresti, Notary Public
                                        My commission expires: 11/13/09

                                    EXHIBIT A

Tract 1

the land in the southerly part of Oxford, Worcester County, Massachusetts, containing 22 acres, more or less, being the same premises described in deed of Buduo Diversified, Inc. to IPG Photonics, Inc. dated October 30, 2000, recorded in Worcester District Registry of Deeds Book 23152, Page 255.

Tract 2

the land in Oxford, Worcester County, Massachusetts, containing an area of 6.638 acres, more or less, in Plan Book 493, Plan 19, and being the same premises described in deed of Melvyn Glickman and Daniel M. Prouty, Trustees of Elmar Realty Trust, to IPG Photonics Corporation dated February 14, 2001, recorded in Worcester District Registry of Deeds Book 2

                                                                       EXHIBIT D

Information marked below by a [***] has been omitted pursuant to a request for confidential treatment filed separately with the Commission.

                              IPG SUPPLY AGREEMENT

THIS MASTER IPG SUPPLY AGREEMENT is made effective as June 30, 2003 ("Effective Date") between IPG PHOTONICS CORPORATION, having offices at 50 Old Webster Road, Oxford, MA 01540, on behalf of itself and its subsidiaries, (collectively, "Supplier") and JDS Uniphase Corporation, having offices at 1768 Automation Parkway, San Jose, CA 95131, on behalf of itself and its subsidiaries ("Customer").

WHEREAS Supplier is a manufacturer and supplier of fiber laser modules;

AND WHEREAS Customer desires to from time to time order, purchase and take delivery of pulsed Ytterbium fiber laser modules from Supplier;

AND WHEREAS Supplier desires to sell and deliver to Customer fiber laser modules;

NOW THEREFORE, in consideration of the mutual covenants herein contained, and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Supplier and Customer agree as follows:

1.0 INTERPRETATION

1.1 Definitions. In this Agreement, the below terms shall have the following respective meanings:

(a) "Delivery Date" means the delivery date, as determined in accordance with this Agreement, for the Product to arrive at Customer's delivery location set forth the applicable Purchase Order (as later defined).

(b) "Effective Date" shall have the meaning set forth in the first paragraph of this Agreement.

(c) "Initial Term" shall have the meaning set forth in Section 2.0.

(d) "Products" shall have the meaning set forth in Section 5.1 and also means any pulsed Ytterbium fiber laser modules as set forth and described in Exhibit A, as may be amended from time to time by the agreement of Supplier and Customer, in writing.

(e) "Purchase Order" means a purchase order issued to Supplier by Customer, in written or electronic form, for the purchase of Products pursuant to this Agreement, which states inter alia the Product, agreed upon unit price, unit quantities per Product, requested delivery dates and Customer delivery location.

(f) "Renewal Term" shall have the meaning set forth in Section 2.0.

(g) "Rolling Forecast" means a rolling six (6) month non-binding written forecast of Customer's anticipated requirements for each Product.

(h) "Specifications" means the specifications for the Products described in Exhibit A, as may be amended from time to time by the agreement of Supplier and Customer, in writing.

(i) "Taxes" means any and all taxes and other charges (exclusive of taxes on the net income of Supplier), howsoever designated, levied or based on this Agreement or the Products delivered hereunder, including without limitation all federal (Canadian or U.S.), provincial, state and local sales, use and excise taxes, customs and duties, licenses, fees, tariffs and other similar expenses, whether now or subsequently in effect.

(j) "Term" means the Initial Term and Renewal Term.

1.2 Headings. The division of this Agreement into Sections, Subsections and Exhibits and the insertion of headings are for ease of reference only and shall not affect its construction or interpretation.

2.0 TERM

This Agreement shall commence as of the Effective Date and shall, unless otherwise terminated in accordance with the terms and conditions of this Agreement, remain in full force and effect for until the earlier of five (5) years or the date on which Customer has paid Supplier Eight Million Three Hundred Thousand United States Dollars (US$8,300,000.00) for Product (the "Initial Term"). Thereafter, this Agreement shall renew automatically for one period of three (3) years (the "Renewal Term"), subject to termination in accordance with the terms and conditions of this Agreement.

3.0 COMMITMENTS

3.1 Customer Commitment to Purchase/ Supplier Commitment to Sell. Except to the extent Customer is required to compensate Supplier for the cancellation of Purchase Orders pursuant to Section 5.6 (Cancellation and Cancellation Costs),
Section 5.7 (Rescheduling) and for termination costs pursuant to Section 12.2 (Termination Costs), there is no commitment by Customer to purchase Products from Supplier. Except to the extent otherwise prohibited by exclusivity agreements with its customers existing as of the Effective Date for current pulsed Ytterbium lasers and to the extent with customers for exclusivity in the future with respect to new/future custom developed pulsed Ytterbium lasers, Supplier agrees to sell Products to Customer in accordance with this Agreement.

3.2 Supplier MFN Commitment. Supplier represents, warrants and agrees that Customer shall at all times during the Term receive lead-time, manufacturing capacity allocation, warranty support, shipment and ordering treatment which is equal to, or better than, that provided to another customer. For the purposes of this Section 3.2, "another customer" shall mean any and all other customers of Products and products similar thereto from Supplier purchasing similar amounts. For greater certainty and the avoidance of doubt: (i) Lead-Times offered to Customer shall be equal to or less than those provided to another customers;
(ii) in the event of a manufacturing capacity shortage, Customer's orders shall be satisfied with the same or better priority as another customer; (iii) in the case of RMAs and warranty support, Customer's RMAs will be processed/satisfied with the same or better priority as another customer; and (iv) with respect to shipping Product (and products similar thereto), Customer's orders will with the same or better priority as another customer.

4.0 FORECASTS

During the first seven (7) calendar days of each month during the Term, Customer shall provide Supplier a Rolling Forecast. A Rolling Forecast is an estimate of projected Product requirements based on the information then available to Customer and is not a commitment by Customer to purchase Product nor a commitment of Supplier to manufacture, deliver or sell Product. Supplier shall use Rolling Forecasts for internal material planning requirements.

5.0 PRODUCTS AND PURCHASE ORDERS

5.1 Products. Any pulsed Ytterbium fiber laser module offered for sale by Supplier on the merchant market, but subject to exclusivity obligations of Supplier described in Section 3.1, and ordered by, taken delivery of or paid for by Customer from Supplier shall be a "Product" hereunder. The parties shall seek to complete and update Exhibit A from time to time in respect of each such Product.

5.2 Issuance. Customer shall from time to time issue Purchase Orders. Customer shall only use the Products for incorporation into its systems/products and for warranty purposes related to same, and not for resale without incorporation in systems/products.

5.3 Acknowledgement. As soon as reasonably possible (and in no event later than three (3) business days) immediately following the receipt of each Purchase Order, Supplier shall acknowledge receipt of such Purchase Order.

5.4 Acceptance and Delivery Dates. As soon as reasonably possible (and in no event later than five (5) business days) immediately following the receipt of each Purchase Order, Supplier shall accept any Purchase Order having delivery dates consistent the applicable lead-time for such Product as set forth in Exhibit A or, in the case of Exhibit A not being complete, as from time to time provided by Supplier to Customer (collectively, "Lead-Time") and the delivery dates set forth in such Purchase Order acceptance shall be deemed the Delivery Dates for such Products.

To the extent that the delivery dates set forth in a Purchase Order are not consistent with the applicable Lead-Time, Supplier shall accept such Purchase Order and use commercially reasonable efforts to provide delivery dates for Products ordered thereunder. To the extent that Supplier does not provide delivery dates, Supplier shall use commercially reasonable efforts to provide Customer with delivery dates as soon thereafter as reasonably possible. In either case, the delivery dates provided by Supplier shall be deemed the Delivery Dates for such Products, unless Customer rejects same by written notice thereof on or before five (5) business days immediately following Supplier's provision of such Delivery Dates, in which case the parties shall acting reasonably and in good faith promptly negotiate mutually acceptable Delivery Dates. Thereafter, and to the extent that Supplier and Customer do not agree upon mutually acceptable Delivery Dates, either party may, by providing written notice to the other party, forthwith terminate the applicable Purchase Order with respect to Product for which there is no Delivery Date.

5.5 Changes. Except as otherwise provided for in this Agreement, Customer shall not cancel or terminate, reschedule or delay a Purchase Order, or applicable Delivery Dates thereunder, in whole or in part, without the prior written consent of Supplier.

5.6 Cancellation and Cancellation Costs. Subject to compensating Supplier in accordance with this Section, Customer may cancel a Purchase Order, in whole or part and without cost or penalty, by providing notice to Supplier prior to the applicable Delivery Date. In the event that Customer provides Supplier with a notice of cancellation four (4) weeks or less prior to the applicable Delivery Date, Customer may not cancel and Customer must take and pay for all Product delivered on or before the Delivery Date or within two (2) weeks thereafter. In the event that Customer provides Supplier with a notice of cancellation more than four (4) weeks (but less than the then current Lead-Time for the applicable Product) prior to the applicable Delivery Date, Customer shall pay or reimburse Supplier for the reasonable out of pocket or direct costs incurred by Supplier relating to such canceled Product at the time of cancellation, including without limitation with respect to work in process and raw materials, to the extent that Supplier cannot (using reasonable efforts) mitigate such costs within forty-five
(45) calendar days of such cancellation, it being agreed that Customer shall not be required to reimburse Supplier for laser diodes manufactured by Customer which Supplier has in inventory on the Effective Date. This shall be Supplier's sole and exclusive remedy and Customer's sole and exclusive liability/obligation to Supplier for any cancellation hereunder by Customer.

5.7 Rescheduling. Provided Customer provides Supplier with at least fifteen (15) calendar days notice in advance of a Delivery Date for a Product, Customer may re-schedule such Delivery Date, at no cost or penalty and on a one time basis only, up to a maximum of sixty (60) calendar days. Thereafter, Customer shall take delivery of and pay for the Product in accordance with this Agreement.

6. PRICES FOR PRODUCTS

6.1 Prices for Products. Customer shall pay the applicable price for each Product as set forth in U.S. dollars in Exhibit A (or if not set forth in Exhibit A, as otherwise agreed by the parties) and as may be amended from time to time by Supplier and Customer in accordance with this Agreement. All prices are FCA (Incoterms 2000) Supplier's relevant facility, exclusive of Taxes, transportation, insurance and brokerage fees.

6.2 Product Pricing Structure.

     (i) The parties agree and acknowledge that this Agreement is being executed by the parties as part of a settlement arrangement to resolve various outstanding issues between the parties, including the settlement of various contractual payments to be made by Supplier to Customer under a prior supply agreement between the parties. As partial consideration to Customer of its execution of a settlement and other related agreements, Supplier agrees to provide Customer with Product pricing, as follows:

          During the Initial Term, the pricing shall be based upon Supplier's standard (market) non-distributor Product pricing for the given level of committed purchases (as mutually agreed upon by the parties). Supplier shall invoice to Customer such purchase price which shall be broken down into [***] and [***] (in each case as defined below). For the purposes of this Section and subject to Exhibit B, the [***] shall be [***] as mutually agreed upon by the parties [***] and the [***] shall be the difference between Supplier's invoiced prices for Products and the [***] as mutually agreed upon by the parties [***]. Notwithstanding any other term or condition of this Agreement, Customer's sole and exclusive payment obligation in respect of the purchase price for a Product shall be to pay the [***] in accordance with the applicable terms and conditions of this Agreement and, notwithstanding any other term or condition of this Agreement, in no event shall Customer have any obligation to make any payments in respect of the [***]. The [***] shall represent additional consideration paid by Supplier to Customer under the above mentioned settlement arrangement, and shall be satisfied (and are hereby deemed to be satisfied) by Customer by its acceptance of such amounts as additional consideration paid by Supplier to Customer under the above mentioned settlement arrangement which acceptance is hereby provided. For greater certainty and the avoidance of doubt, [***], as noted above, shall be determined in accordance with GAAP.

     (ii) Renewal Term: During the Renewal Term, the prices for Products shall be mutually agreed upon by the parties. Supplier represents, warrants and agrees that, in all cases, Supplier shall offer to, and charge, Customer prices for Products which are equal to, or less than, the lowest price offered or charged to any other purchaser or customer (excluding bone fide distributors in the normal course of Supplier's business) purchasing the Products or similar products (for marking systems or for other applications that Customer actually is currently in or in the future enters into and in respect of which Customer provides notice to Supplier) in the same or similar quantities (collectively, "Similar Purchaser"). If Supplier offers a lower price for the Product or similar product to any Similar Purchaser, then Supplier shall offer such pricing to Customer retroactively as of the date first offered to such Similar Purchaser.

6.3 Taxes. Except to the extent that applicable exemptions are available, obtained and documented for Supplier, Customer shall pay all Taxes and shall promptly reimburse Supplier for any Taxes which Supplier pays directly to any taxing authority. Supplier's invoices to Customer are payable in full without deduction for any Taxes, including without limitation withholding taxes.

7.0 INVOICING AND PAYMENT

During the Initial Term only, Supplier invoices shall set forth a Supplier determined market price for each Product, the amount of the applicable Cash Payment determined in accordance with Section 6.2(i) and the Contract Payment determined in accordance with Section 6.2(i). For greater certainty and the avoidance of doubt the cash amount to be paid for a Product during the Initial Term shall always be the Cash Payment determined in accordance with Section 6.2(i). Supplier may issue an invoice as soon as the time of Product shipment from Supplier's relevant facility, and Customer shall pay such invoice for the Cash Payment within thirty (30) calendar days thereof. To the extent that Customer that a proposed shipment to Customer exceeds the credit limits set by Supplier for Customer in accordance with its ordinary practice, Supplier reserves the right to require alternative payment terms including, without limitation, letter of credit or payment in advance. If at any time Customer is delinquent in the payment of any invoice or is otherwise in breach of this Agreement, Supplier may, at its discretion, stop performance of services or withhold shipment (including partial shipments) of any order and may, at its option, require Customer to pre-pay for further performance or shipments. All payments not received when due shall be subject to an additional interest charge at an annual rate of 10% (.83% per month), or such lower interest rate as may be otherwise permitted at law, of the unpaid amount until the date of payment, without prejudice to any other rights, remedies or recourses which Supplier may have under this Agreement, at law or in equity. The right of Supplier to any payment provided for under this Agreement shall not be subject to any abatement, reduction, set off, defense, counterclaim or recoupment of any amount due or alleged to be due by reason of any past, present or future claims of Customer.

8.0 PRODUCT DELIVERY

8.1 Delivery Date. Except as provided for in this Agreement or otherwise mutually agreed upon by the parties, in writing, Supplier shall use commercially reasonable efforts to ship Products on the applicable Delivery Date.

8.2 Delay in Shipment. Supplier shall use commercially reasonable efforts to notify Customer in a timely manner of any delay in Delivery Dates, stating the reasons for the delay. Supplier shall use commercially reasonable efforts to minimize delays in Delivery Dates and, upon occurrence of any such delay, shall use commercially reasonable efforts to remedy same in a timely manner.

8.3 Shipping. All shipments are FCA (Incoterms 2000) Supplier's relevant facility. Supplier may ship partial orders provided Supplier notifies Customer prior to shipment. Customer shall specify the carrier or means of transportation or routing on the Purchase Order. In the event that Customer fails to specify shipping instructions on the Purchase Order, Supplier shall select the best available carrier on a commercially reasonable basis.

8.4 Packaging. Supplier shall package and label all Product in accordance with Supplier's then current packaging practices and suitable for shipment under normal circumstances without damage and in accordance with applicable law.

8.5 Title. Title to Product shall pass to Customer upon Supplier's tender of the relevant Product to the shipping carrier at Supplier's facility.

9.0 WARRANTIES

9.1 Product Warranty. Notwithstanding any provision to the contrary other than Sections 10.2 and 10.3, Supplier's sole and exclusive obligation to the Customer for any Product made by Supplier and sold hereunder is to repair returned Product or provide a replacement Product, at Supplier's sole option, for any Product which has been returned to Supplier under the RMA procedure set forth in
Section 9.2 and which is defective in workmanship, material or not in compliance with the applicable Specifications and has in fact failed under normal use on or before twenty-four (24) months from the date of original shipment of the Product. All Product, which are experimental Products, prototypes or Products used in field trials, are not warranted and are provided to Customer on an "as is" basis. All Product or parts thereof supplied by third parties and sold by Supplier carry only the original manufacturer's warranty to the extent applicable to Customer. Supplier shall only accept for repair, replacement or credit under warranty Products made by third parties, if expressly authorized to do so by the relevant third party. Any Product repaired or replaced under warranty is only warranted for the period of time remaining in the original warranty for the Product. The warranty excludes and does not cover any Product or parts thereof which has been accidentally damaged, disassembled, modified, misused, damaged in transit, used in applications which exceed the Product specifications or ratings, neglected, improperly installed or otherwise abused or is used in hazardous activities, or which fails as a result of Customer software or interfacing; improper installation, site preparation or maintenance; or Customer's failure to use the Product in accordance with the information and precautions contained in the applicable Product manual provided by Supplier. Customer must claim under the warranty in writing not later than thirty (30) calendar days after the claimed defect is discovered. The Customer must make all claims under this warranty and no claim shall be accepted from any third party.

9.2 Return Material Authorization. Except as otherwise provided in this Agreement, Supplier's then current RMA procedure shall apply to Supplier's repair or replacement of both in-warranty and out-of-warranty Products. Supplier shall only accept returns of Product for which an approved RMA number has been issued by Supplier and which are accompanied by an itemized statement of defects. Such Products shall be returned prepaid and insured to Supplier at the address stipulated by Supplier. All Products which have been returned to Supplier with an RMA number, but to which the warranty in Section 9.1 does not apply, shall be subject to Supplier's standard examination charge in effect at the time, which shall be invoiced by Supplier and paid by Customer in accordance with this Agreement. All Products returned to Supplier without an RMA number or which are not accompanied by an itemized statement of defects, may be returned to Customer, at Customer's expense, and Supplier shall have no obligation to evaluate such Products.

9.3 DISCLAIMER OF WARRANTIES. SUBJECT TO SECTIONS 10.2 AND 10.3, THE WARRANTY SET FORTH IN SECTION 9.1 AND THE OBLIGATIONS AND LIABILITIES OF SUPPLIER THEREUNDER ARE ACCEPTED BY CUSTOMER TO BE EXCLUSIVE AND IN LIEU OF, AND CUSTOMER HEREBY WAIVES, RELEASES AND RENOUNCES ALL OTHER REMEDIES, WARRANTIES, GUARANTEES, OBLIGATIONS, REPRESENTATIONS OR LIABILITIES, EXPRESS OR IMPLIED, OF SUPPLIER WITH RESPECT TO EACH PRODUCT OR PART THEREOF, PRODUCT DOCUMENTATION OR SERVICE DELIVERED OR PROVIDED UNDER THIS AGREEMENT, WHETHER ARISING IN FACT, IN LAW, IN CONTRACT (INCLUDING FUNDAMENTAL BREACH), IN TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY, CONDITION OR REPRESENTATION (A) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE PRACTICE; (B) THAT THE PRODUCTS WILL BE FREE FROM INFRINGEMENT OR VIOLATION OF ANY RIGHTS, INCLUDING INTELLECTUAL PROPERTY RIGHTS, OF THIRD PARTIES; OR (C) OR THAT THE OPERATION OF ANY SOFTWARE DELIVERED HEREUNDER WILL BE UNINTERRUPTED OR ERROR FREE. THIS SECTION AND THE LIMITATIONS SET FORTH HEREIN, SHALL APPLY IRRESPECTIVE OF THE NATURE OF THE CAUSE OF ACTION, DEMAND OR CLAIM, INCLUDING BUT NOT LIMITED TO, BREACH OF CONTRACT, NEGLIGENCE, TORT OR ANY OTHER LEGAL THEORY, AND SHALL SURVIVE A FUNDAMENTAL BREACH OR BREACHES AND/OR FAILURE OF THE ESSENTIAL PURPOSE OF THE AGREEMENT OR OF ANY REMEDY CONTAINED HEREIN.

9.4 LIMITATION OF LIABILITY. EXCEPT FOR DAMAGES OR LIABILITY ARISING PURSUANT TO
SECTION 10.3 (PRODUCT LIABILITY) OR FROM A BREACH OF SECTION 14.7 (CONFIDENTIAL INFORMATION), SUPPLIER SHALL NOT BE LIABLE TO CUSTOMER, OR ANY THIRD PARTY, FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR INDIRECT COSTS OR DAMAGES, INCLUDING WITHOUT LIMITATION, LITIGATION COSTS, INSTALLATION AND REMOVAL COSTS, LOSS OF DATA, PRODUCTION, SAVINGS OR PROFIT OR ANY

OTHER COMMERCIAL OR ECONOMIC LOSS OF ANY KIND (INCLUDING WITHOUT LIMITATION BUSINESS INTERRUPTION OR LOSS OF BUSINESS) ARISING FROM ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ACTION, INCLUDING WITHOUT LIMITATION IN CONTRACT (INCLUDING FUNDAMENTAL BREACH), TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH COSTS OR DAMAGES OR SAME WERE REASONABLY FORESEEABLE OR EVEN IF SUCH COSTS OR DAMAGES ARE ALLEGED TO ARISE FROM NEGLIGENT ACTS, OMISSIONS, OR CONDUCT OF SUPPLIER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES OR SUBCONTRACTORS. EXCEPT FOR DAMAGES OR LIABILITY ARISING PURSUANT TO SECTION 10.3 (PRODUCT LIABILITY) OR FROM A BREACH OF SECTION 14.7 (CONFIDENTIAL INFORMATION), IN NO EVENT SHALL SUPPLIER'S TOTAL CUMULATIVE LIABILITY (WHICH FOR GREATER CERTAINTY IS NOT ON A PER INCIDENT BASIS) TO CUSTOMER IN CONTRACT (INCLUDING FUNDAMENTAL BREACH), TORT (INCLUDING NEGLIGENCE) OR OTHERWISE EXCEED THE AMOUNT PAID BY SELLER FOR PRODUCTS FROM WHICH SUCH LIABILTY AROSE DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF THE MOST RECENT CLAIM. FOR THE PURPOSES OF THIS SECTION, CUSTOMER INCLUDES CUSTOMER'S DIRECTORS, OFFICERS, EMPLOYEEES, AGENTS, REPRESENTATIVES AND SUBCONTRACTORS. THIS SECTION AND THE LIMITATIONS SET FORTH HEREIN, SHALL APPLY IRRESPECTIVE OF THE NATURE OF THE CAUSE OF ACTION, DEMAND OR CLAIM, INCLUDING BUT NOT LIMITED TO, BREACH OF CONTRACT, NEGLIGENCE, TORT OR ANY OTHER LEGAL THEORY, AND SHALL SURVIVE A FUNDAMENTAL BREACH OR BREACHES AND/OR FAILURE OF THE ESSENTIAL PURPOSE OF THE AGREEMENT OR OF ANY REMEDY CONTAINED HEREIN.

10.0 INTELLECTUAL PROPERTY AND INDEMNITIES

10.1 Intellectual Property Rights. Unless otherwise provided for in this Agreement, nothing in this Agreement shall be construed as a sale, transfer or assignment of the intellectual property rights, including without limitation any patent, copyright, trade secrets, trademarks or tradenames, of Supplier whatsoever, including without limitation with respect to the Products, Specifications or related information and documentation. All right, title and interest in and to any inventions, discoveries, improvements, methods, ideas, computer and other apparatus programs and related documentation, other works of authorship fixed in any tangible medium of expression, mask works, or other forms of intellectual property, whether or not subject to statutory protection, which are made, created, developed, written, conceived or first reduced to practice by Supplier solely, jointly or on its behalf, in the course of, arising out of, or as a result of work performed hereunder, and any related tooling, set-up, fitting-up and preparation, shall belong to and be the sole and exclusive property of Supplier.

10.2 Intellectual Property Indemnity. Supplier agrees to defend or settle, at its sole option, and shall reimburse Customer for all costs and damages assessed by final judgement against Customer, and any reasonable expenses (including legal expenses), incurred at the written request of Supplier directly resulting from any claim alleging that any Products or the use, operation, sale or offer for sale thereof, infringe upon, misappropriate or violate any third party's intellectual property rights (including without limitation patents or copyrights) in member countries of the EU, countries in North America, Norway, Switzerland, Japan, New Zealand, China and Australia. Customer shall have no authority to settle any claim on behalf of Supplier.

In the event of such a claim of infringement of third party, Supplier shall have the right to discontinue further deliveries of the Product and shall use commercially reasonable efforts, at its expense, to: (a) obtain necessary rights required to permit the sale or use of the Products by Customer and its customers; or (b) modify or replace such Products to make them non-infringing (and extend this indemnity thereto), provided that any such replacement or modified Products comply with the applicable Specifications. For the protection of Supplier and Customer, at the request and expense of Supplier, Customer agrees to exercise, and to the extent permitted sub-license Supplier, its have-made rights under any intellectual property license agreements it has with third parties, to the extent it has the right to do so. In the event Supplier is unable to achieve either of the options set forth above within a reasonable period of time or, in the reasonable opinion of Supplier, Supplier is unlikely to achieve such options within a reasonable period of time, Supplier shall have the right to immediately terminate Supplier's obligations to Customer under this Agreement with respect to the particular Product and promptly refund to Customer the invoiced purchase price.

Supplier's obligations specified in this Section shall be conditional on and subject to Customer notifying Supplier promptly in writing of the claim and giving Supplier full authority, information and assistance for the defense and settlement thereof. Supplier shall have no liability for, and Customer shall indemnify Supplier against, any claim based upon: (a) the combination, operation, or use of any Product supplied hereunder with equipment, devices, or software not supplied by Supplier; (b) alteration or modification of any Product supplied hereunder; or (c) Supplier's compliance with Customer's designs, specifications or instructions or (d) infringement of an application patent. Notwithstanding any other provisions hereof, Supplier shall not be liable for any claim based on Customer's use of the Products as shipped after Supplier has informed Customer of modifications or changes in the Products required to avoid such claims and offered to implement those modifications or changes, if such claim would have been avoided by implementation of Supplier's suggestions.

10.3 Personal Injury and Property Damage Indemnity. Supplier shall indemnify, defend and hold harmless Customer and its employees, officers, directors and agents, from and against any third party claims, demands, loss, damage or expense relating to bodily injury or death of any person or damage to real and/or tangible personal property to the extent directly caused by a Product and directly resulting from a breach of the warranty contained in Section 9.1 or the negligence or willful misconduct of Supplier. Supplier shall have no indemnity obligation hereunder for claims resulting from Product misuse, neglect, failure to follow normal Product safety procedures and recommended precautions in the Product manual or negligence of the operator.

11.0 PRODUCT CHANGES AND DISCONTINUATION

11.1 Customer Changes. In the event Customer desires an engineering or Specification change for any of the Products, Customer may submit such proposed engineering or Specification change to Supplier. Supplier and Customer acting reasonably and in good faith shall negotiate whether such change shall be made and if so, shall work with each other on the implementation of such change. Customer acknowledges that such changes may result in additional non-recurring engineering charges for Customer and may alter the price of the Products, in which case, this Agreement shall be amended, in writing, to reflect same.

11.2 Supplier Permitted Changes. Supplier may at any time make any changes, improvements, additions or enhancements to the Products that do not materially affect the form, fit or function of a Product ("Permitted Change") without notice to, or the consent of, Customer. Permitted changes shall be made at no additional charge to Customer.

11.3 Supplier Material Changes. In the event that Supplier at any time makes any changes, improvements, additions or enhancements to the Products that materially affect the form, fit or function of a Product ("Material Change"), Supplier shall provide ninety (90) calendar days prior written notice to Customer of such Material Change, outlining the nature of the Material Change and any applicable non-recurring costs or impact on Delivery Dates or Product pricing. Customer shall approve or reject a Material Change within fifteen (15) calendar days from receipt of Supplier's notice, failing which the Material Change shall be deemed accepted by Customer. In the event of acceptance of any such Material Change, this Agreement shall be amended, in writing, to reflect any applicable non-recurring engineering costs or impact on Delivery Dates or Product pricing.

11.4 Rejection of Material Changes. In the event Customer rejects any Material Change, Supplier shall continue to supply unchanged Product in accordance with
Section 11.7, in which case the date of Customer's rejection of such Material Change shall be deemed the date on which (i) a Supplier notice of discontinuation for the relevant Product shall be deemed to be provided to Customer and (ii) the Discontinuance Period (as defined in Section 11.7 below) shall be deemed to commence.

11.5 Required Changes. Notwithstanding any other term or condition in this
Section 11.0, in the event that any changes, improvements, additions or enhancements of a Product, including Material Changes, are required by any law or governmental regulation or requirement or interpretation thereof by any governmental agency having jurisdiction or is required, in the discretion of Supplier acting reasonably and in good faith, to address Product safety, liability or performance ("Required Change"), Supplier shall provide sixty (60) calendar days prior written notice (or such shorter period of notice as may be reasonable in the circumstances) to Customer of such Required Change, outlining the nature of the Required Change and any applicable non-recurring costs or impact on Delivery Dates or Product pricing. Customer shall approve or reject a Required Change within five (5) calendar days from receipt of Supplier's notice, failing which the Required Change shall be deemed accepted by Customer. In the event of acceptance of any such Required Change, this Agreement shall be amended, in writing, to reflect any applicable non-recurring engineering costs or impact on Delivery Dates or Product pricing. In no event shall Supplier be required to manufacture, supply or sell a Product to which a Required Change is applicable.

11.6 Rejection of Required Changes. In the event Customer rejects any Required Change referred to in Section 11.5, this Agreement shall be terminated with respect to the applicable Product and amended, in writing, to delete such Product from Exhibit A. Thereafter, Supplier shall have no further obligation to supply or sell such Product to Customer and Customer shall have no further obligation to take delivery of or purchase such Product.

11.7 Product Discontinuation. In the event Supplier intends to discontinue the manufacture and sale of any Product, Supplier shall give at least six (6) months prior written notice to Customer. At any time during such six (6) month period (the "Discontinuance Period"), Customer may place a last time Purchase Order for Product, provided the requested delivery dates are in compliance with the applicable Product Lead-Time and the last requested delivery date for such Product is not more than six (6) months after the end of such Discontinuance Period.

12.0 TERMINATION

12.1 Rights of Termination. Upon the occurrence of any of the following events, a party may forthwith terminate this Agreement:

     (a) the other party materially breaches or defaults any of its material obligations, duties or responsibilities hereunder (including, in the case of Customer, a failure to pay any amount owing when due), which breach or default has not been remedied within forty-five (45) calendar days (or fifteen (15) calendar days, in the case of Customer's failure to pay) after written notice is given by the party not in default, specifying the breach or default; or

     (b) Other party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) admit in writing its inability, to pay its debts generally as they mature; (iii) make a general assignment for the benefit of its or any of its creditors; (iv) be dissolved or liquidated in full or in part; or (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

     (c) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the other party or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the other party or the debts thereof pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety (90) days of commencement.

12.2 Termination Costs. In the event of termination of this Agreement by Supplier pursuant to Section 12.1, Customer shall compensate Supplier for any losses or damage resulting from such termination, including without limitation, the price of Products shipped, manufactured, or held separately for Customer and any incurred costs (including without limitation with respect of work in process and raw materials), and a reasonable allocation of general and administrative expenses relating to the Products. Notwithstanding any other term or condition of this Agreement, the foregoing amounts shall be due and payable by Customer immediately upon receipt of the applicable Supplier invoice.

13.0 DELAYS IN PERFORMANCE

13.1 Excusable Delay. In the event of a delay on the part of Supplier in the performance of any of its obligations or responsibilities under the terms and conditions of this Agreement due directly or indirectly to unforeseen circumstances or a cause which is beyond the reasonable control or without the fault or negligence of Supplier (an "Excusable Delay"), Supplier shall not be liable for, nor be deemed to be in default under or breach of this Agreement on account of such delay and the time fixed or required for the performance of any such obligation or responsibility shall be extended for a period equal to the period during which any such delay persists. Excusable Delay shall be deemed to include, without limitation, delays occasioned by the following causes:

     (a)  force majeure or acts of God;

     (b) war, warlike operations, act of the enemy, armed aggression, civil commotion, insurrection, riot or embargo;

     (c) fire, explosion, earthquake, lightning, flood, draught, windstorm or other action of the elements or other catastrophic or serious accidents;

     (d)  epidemic or quarantine restrictions;

     (e) any legislation, act, order, directive or regulation of any governmental or other duly constituted authority;

     (f) strikes, lock-out, walk-out, and/or other labour troubles causing cessation, slow-down or interruption of work;

     (g)  a Required Change; or

     (h) any default in or breach of this Agreement by Customer or any delay of Customer in the performance of its obligations or responsibilities under the terms and conditions of this Agreement.

13.2 Indefinite Delay and Termination. If Supplier reasonably concludes, based on its reasonable appraisal of the facts and normal scheduling procedures, that due to an Excusable Delay delivery of any Product will be delayed for more than six (6) months after the applicable Delivery Date or any revised date agreed to by the parties, in writing, Supplier shall promptly notify Customer, in writing, and either party may then terminate this Agreement, including any Purchase Orders, with respect to the affected Product by giving written notice to the other party within thirty (30) calendar days after receipt by Customer of Supplier's notice.

If, due to an Excusable Delay, delivery of any Product is delayed for more than six (6) months after the applicable Delivery Date, either party may terminate this Agreement, including any Purchase Orders, with respect to the affected Product by giving written notice to the other within thirty (30) calendar days after the expiration of such six (6) month period.

14.0 GENERAL

14.1 Product Specific Terms and Conditions. The Products governed by this Agreement may be supplied by various Supplier companies and divisions located in several different jurisdictions. From time to time the supply of an individual Product may require terms and conditions specific to such Product which terms and conditions shall be set forth in Exhibit A for the relevant Product.

14.2 Audits. To the extent Supplier's records may be relevant in determining whether Supplier is complying with its commitments under Section 3.1 and 3.2 (Commitments) and Section 6.2 (Price Structure), Customer shall have the right during the Term, through independent external certified professional accountants acceptable to both Supplier and Customer, to examine and inspect such records as may contain information bearing solely on whether Supplier is in compliance therewith, subject to the other terms of this Section 14.2. Such an audit shall take place under a reasonable confidentiality agreement, on reasonable notice to Supplier and during normal Supplier business hours. The auditor shall disclose to Customer only whether it found a discrepancy, and, if so, the amount/extent of that discrepancy. The auditor shall deliver a copy of any report to Supplier within ten (10) days of disclosure to Customer, and Supplier shall have an opportunity to rebut any discrepancy in any audit report. Customer may exercise its audit right not more than once per year. Solely with respect to compliance of Customer during the Renewal Term, the audit rights shall terminate following the date that Customer becomes a publicly traded company in the U.S.A. or is acquired by a publicly traded company in the U.S.A., provided that Customer, in lieu of the audit, shall deliver to Supplier a compliance statement, signed by a then current officer of Customer, certifying compliance by Customer with its obligations under Sections 3.1, Section 3.2 and 6.2(ii) hereof. All audits under this Section 14.2 shall be completed prior to the first anniversary of the expiration date of the Term.

14.3 Export Restrictions. Customer shall not transmit, export or re-export, directly or indirectly, separately or as part of any system, the Products or any technical data (including processes and services) received from Supplier, without first obtaining any license required by the applicable government, including without limitation, the United States Government and/or any other applicable competent authority. Customer also certifies that none of the products or technical data supplied by Supplier under this Agreement shall be sold or otherwise transferred to, or made available for use by or for, any entity that is engaged in the design, development, production or use of nuclear, biological or chemical weapons or missile technology. Customer shall indemnify and hold Supplier harmless for any violation or alleged violation by Customer of the foregoing.

14.4 Notices. Any notice, demand or other communication required or permitted to be given pursuant to this Agreement by either party shall be in writing and shall be either:

     (a)  Personally delivered to the other party; or

     (b)  Sent by prepaid overnight courier; or

     (c) Sent by facsimile transmission or similar method of recorded communication, charges prepaid, confirmed by prepaid overnight courier.

Any notice, demand or other communication given in accordance with subparagraphs
(a), (b) and (c) above shall be delivered or sent to the intended recipient at its address below:

     If to JDS Uniphase Corporation:

     To:     Legal Department
             JDS Uniphase Corporation
             1768 Automation Parkway
             San Jose, CA 95131
             Fax: (408) 546-5856

     And To: Associate General Counsel &
             Director Business Development
             JDS Uniphase Corporation
             3000 Merivale Road
             Nepean (Ottawa), Ontario
             Canada K2G 6N7
             Fax: (613) 823-2486

     If to Customer:

     To:     Vice President - R&D
             IPG Photonics Corporation
             50 Old Webster Road
             Oxford, MA 01540
             Fax: 508-373-1101

     And To: General Counsel
             IPG Photonics Corporation
             50 Old Webster Road
             Oxford, MA 01540
             Fax: 508-373-1101

Any party may from time to time change its address by written notice to the other party given in accordance with the provisions hereof.

Any notice, demand or other communication delivered in accordance with paragraph
(a) or (b) above shall be deemed to have been received on the day of its delivery and if sent in accordance with paragraph (c) above, it shall be deemed to have been received on the first business day following the date of its transmission by facsimile or similar method of recorded communication (confirmation copy by registered or certified mail).

14.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the provisions thereof relating to conflicts of laws or without regard to the United Nations Convention on Contracts for the International Sale of Goods. Supplier and Customer hereby irrevocably and unconditionally submit to the courts of the State of New York and all courts competent to hear appeal therefrom.

14.6 Dispute Resolution. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the parties hereto shall use reasonable efforts to settle the dispute, claim, question, or disagreement. To this effect, the parties shall involve executives not involved with administration of this Agreement and internal counsel and shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

14.7 Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

14.8 Confidential Information. The parties hereby agree that the terms and conditions of the Non-Disclosure Agreement between the parties, executed on June 17, 2003, continue to apply and extend to all Confidential Information (as that term is defined in the Non-Disclosure Agreement) exchanged between the parties in connection with this Agreement. This Section, and the terms and conditions of the Non-Disclosure Agreement, shall survive the expiration or earlier termination of this Agreement.

14.9 Independent Contractors. The relationship of the parties hereto is that of independent contractors. Under no circumstances shall any employees of one party be deemed to be the employees of the other for any purpose. Each party shall pay all wages, salaries, and other amounts due its respective employees relative to this Agreement and shall be responsible for all obligations respecting them relating to income tax withholdings, unemployment insurance premiums, workers' compensation, health care and pension plan contributions and other similar responsibilities. Neither party has the right nor authority to assume or to create any obligation or responsibility on behalf of the other party, except as may from time to time be provided by written instrument signed by both parties. Nothing contained herein shall be construed as creating an agency or joint venture, consortium or partnership between the parties.

14.10 Survival. The parties agree that the respective rights, obligations and duties under Section 1.0 (Interpretation), Section 6.1 and 6.2 (Prices for Products and Taxes), Section 7.0 (Invoicing and Payment), Section 9.0 (Warranties), Section 10.0 (Intellectual Property and Indemnities), Section 12.2 (Termination Costs) and Sections 14.2, 14.3, 14.4, 14.5, 14.6, 14.7, 14.8, 14.9,
14.10, 14.12 and 14.14 (General) and any outstanding payment obligations of Customer, shall survive expiration or earlier termination of this Agreement.

14.11 Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign this Agreement or any of their rights or obligations hereunder to a third party without the express prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided however that Supplier may delegate performance to any Supplier selected independent contractor, provided that prior to any such assignment, such independent contractor shall become qualified by Customer using the same criteria as Customer used in qualifying Supplier for the same Product being assigned (it being understood that in either case Supplier shall not be relieved of any of its duties, obligations or responsibilities hereunder by use of such affiliates or independent contractors); and provided further that, without notice to or consent of Customer, Supplier may at any time assign any payment to be made to Supplier hereunder. Any purported assignment contrary to this agreement shall be null and void.

14.12 Entire Agreement. This Agreement and its Exhibits express the entire understanding and agreement for both Supplier and Customer with respect to the subject matter covered by this Agreement and supersedes any and all previous agreements, except any existing non-disclosure agreement between both parties, with reference to the subject matter contained in this Agreement. All terms and conditions on any Purchase Orders and all provisions on Supplier's documents delivered in response to a Purchase Order shall be deemed deleted and superceded by the terms and conditions of this Agreement, except for information provided for administrative purposes only such as Purchase Order number, Product identifier, quantity, pricing, shipping dates, shipping instructions and delivery location.

14.13 Amendment and Waiver. No amendment or waiver of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

14.14 Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, with the same effect as if Supplier and Customer had each signed the same document. All counterparts shall be construed together and shall constitute one and the same original Agreement.

IN WITNESS HEREOF, Supplier and Customer have executed this Agreement in duplicate originals by their duly authorized officials.

JDS UNIPHASE CORPORATION                IPG PHOTONICS CORPORATION


By: /s/ Christopher S. Dewees           By: /s/ Valentin P. Gapontsev
    ---------------------------------       ------------------------------------
Name: Christopher S. Dewees             Name: Valentin P. Gapontsev
Title: Vice President                   Title: CEO and Chairman of the Board

Date: June 24, 2003                     Date: June 24, 2003

EXHIBIT A

                                PRODUCT SCHEDULE

1.   Product Name (Product Class)/      [***] Lasers Modules (OEM Units) average
     Description                        power to [***]

2.   Customer Part No.                  [***]

3.   Supplier Part No.                  [Insert Supplier Part No.]

4.   Product Specification              [Insert Specification Reference][to be
                                        agreed upon after Effective Date]

5.   Lead-Time                          Six-weeks ARO (subject to agreed upon
                                        specification and a reasonable ramp up
                                        period)

6.   Unit Price ($U.S.)                 [Insert Unit Price or Step Pricing, if
                                        applicable]

7.   Unique Provisions                  Central wavelength emission [***]

                                        The Cash Payment in respect of this
                                        Product shall be Determined in
                                        accordance with Section 6(i), subject to Exhibit B.

                                        For illustration purposes only and
                                        without binding either party, IPG
                                        provides [***] for this Product in
                                        Exhibit A

                                        - Part B.

                                        For greater certainty the "Comments"
                                        section of the Exhibit do not apply -
                                        other than with respect to the
                                        applicability of the June 17, 2003 NDA
                                        between the parties.

                               EXHIBIT A - PART 2
                                      [***]

                                 SEE ATTACHMENTS

                                    EXHIBIT B
             ([***] Write-Downs and Permitted Cash Payment Changes)

- IPG represents that as of the Effective Date there is no present event that will result in a write-down of [***] and there is no pending write-down of the [***] under consideration by it or, to its knowledge, its auditors.

- The below only applies to the extent that [***] write downs result from GAAP for [***] accounting as applied consistently by IPG prior to the Effective Date, and not to the adoption of new or different [***] accounting practices.

-    Note: Product Price = [***], as defined in the Agreement and [***] means
     [***]

-    In Months 1-6, all changes in inventory costs reduces [***].

        Months 7-12   Year 2   Year 3   Year 4   Year 5
        -----------   ------   ------   ------   ------
[***]      [***]       [***]    [***]    [***]    [***]
[***]      [***]       [***]    [***]    [***]    [***]

                                                                       EXHIBIT E

                              JDSU SUPPLY AGREEMENT

THIS MASTER JDSU SUPPLY AGREEMENT is made effective as June 30, 2003 ("Effective Date") between JDS Uniphase Corporation, having offices at 1768 Automation Parkway, San Jose, CA 95131, on behalf of itself and its subsidiaries (collectively, "Supplier") and IPG Photonics Corporation, on behalf of itself and its subsidiaries, having offices at 50 Old Webster Road, Oxford, MA 01540 ("Customer").

WHEREAS Supplier is a manufacturer and supplier of laser diodes and packaged laser diodes;

AND WHEREAS Customer desires from time to time to order, purchase and take delivery of laser diodes and packaged laser diodes from Supplier;

AND WHEREAS Supplier desires to sell and deliver to Customer laser diodes and packaged laser diodes;

NOW THEREFORE, in consideration of the mutual covenants herein contained, and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Supplier and Customer agree as follows:

1.0 INTERPRETATION

1.1 Definitions. In this Agreement, the below terms shall have the following respective meanings:

(a) "Delivery Date" means the delivery date, as determined in accordance with this Agreement, for the Product to arrive at Customer's delivery location set forth the applicable Purchase Order (as later defined).

(b) "Effective Date" shall have the meaning set forth in the first paragraph of this Agreement.

(c) "Products" shall have the meaning set forth in Section 5.1 and also means any laser diodes, packaged laser diodes as set forth and described in Exhibit A, as may be amended from time to time by the agreement of Supplier and Customer, in writing.

(d) "Purchase Order" means a purchase order issued to Supplier by Customer, in written or electronic form, for the purchase of Products pursuant to this Agreement, which states inter alia the Product, agreed upon unit price, unit quantities per Product, requested delivery dates and Customer delivery location.

(e) "Rolling Forecast" means a rolling six (6) month non-binding written forecast of Customer's anticipated requirements for each Product.

(f) "Specifications" means the specifications for the Products described in Exhibit A, as may be amended from time to time by the agreement of Supplier and Customer, in writing.

(g) "Taxes" means any and all taxes and other charges (exclusive of taxes on the net income of Supplier), howsoever designated, levied or based on this Agreement or the Products delivered hereunder, including without limitation all federal (Canadian or U.S.), provincial, state and local sales, use and excise taxes, customs and duties, licenses, fees, tariffs and other similar expenses, whether now or subsequently in effect.

(h) "Term" has the meaning set forth in Section 2.0.

1.2 Headings. The division of this Agreement into Sections, Subsections and Exhibits and the insertion of headings are for ease of reference only and shall not affect its construction or interpretation.

2.0 TERM

This Agreement shall commence as of the Effective Date and shall, unless otherwise terminated in accordance with the terms and conditions of this Agreement or extended by the mutual agreement of the parties, remain in full force and effect for a period of five (5) years (the "Term").

3.0 CUSTOMER COMMITMENTS

3.1 Purchase Commitment. Except to the extent Customer is required to purchase laser diodes and packaged laser diodes under this Section 3.1, Section 5.6 (Cancellation and Cancellation Costs), Section 5.7 (Rescheduling) or for termination costs pursuant to Section 12.2 (Termination Costs), there is no commitment by Customer to purchase Products from Supplier. During each year of the first three (3) years of the Term, Customer agrees to issue Purchase Orders for, take delivery of, and pay for no less than seventy percent (70%) of its external requirements of any laser diodes and packaged laser diodes. During each year of the fourth and fifth years of the Term, Customer agrees to issue Purchase Orders for, take delivery of, and pay for no less than thirty-five percent (35%) of its external requirements of any laser diodes and packaged laser diodes. Compliance with this commitment shall be measured as a percentage of Customer's total external purchases of laser diodes plus packaged laser diodes on an annual basis as of each anniversary of the Effective Date and shall exclude laser diodes and packaged laser diodes of the type that Supplier does not sell on the merchant market. For greater certainty and the avoidance of doubt, the term "external requirements" shall not include laser diodes and packaged laser diodes manufactured or assembled by Customer. To the extent that:

     (i) Supplier's prices for laser diodes and/or packaged laser diodes are ten percent (10%) or more greater than the prices of substantially the same products, which have been qualified by Customer and which meet the minimum specifications of Customer, offered by another supplier having the ability to supply such products in the quantities and timeframes required by Customer and Customer purchases such products from such other supplier; or

     (ii) Supplier is not able to supply laser diodes and/or packaged laser diodes (a) that meet the minimum specifications of Customer; or (b) that are qualified by Customer; or (c) in the quantities and timeframes required by Customer (in each case as required by Customer of its other suppliers) and Customer purchases such products from such other supplier, such products purchased from another supplier in accordance with the above shall be deemed to have been purchased from Supplier solely for the purpose of determining Customer's compliance with the foregoing commitments.

3.2 Design In Commitment. On or before sixty (60) calendar days immediately following the Effective Date, Customer shall meet with Supplier to discuss Customer's external requirements of laser diodes and packaged laser diodes. For this meeting, Customer shall provide Supplier with specifications to the extent Customer has external requirements. Customer and Supplier shall enter into good faith discussions and cooperate to determine whether and how to implement Supplier laser diodes and packaged laser diodes into Customer's products. These discussions and cooperation are intended to result in Customer's satisfaction of its commitments in Section 3.1. Supplier shall respond to Customer's requests for proposals and quotation on Customer specifications in a reasonably prompt manner, but no longer than the response time for other customers purchasing similar quantities.

3.3 Business Reviews. In addition to the meetings provided for in Section 3.2, the parties (business and technical personnel, as appropriate) shall meet at least once per calendar year during the Term to conduct good faith discussions and cooperate to determine whether and how to continue or further implement Supplier laser diodes and packaged laser diodes into Customer's products, subject to Section 3.1. At least thirty (30) calendar days prior to each such annual business review, Customer shall provide Supplier with its specifications for its external requirements of laser diodes and packaged laser diodes to the extent previously provided specifications have changed or new specifications have been created or are being created. In addition to the annual meetings, technical personnel from the parties shall confer by telephone or video conference at least once per calendar quarter ("QBR") during the Term for the same purposes as the annual meetings. These discussions and cooperation are intended to result in Customer's satisfaction of its commitments in Section 3.1. Any other issues or opportunities relating to the parties' relationship shall also be discussed at QBRs.

Customer agrees to provide external requirement specifications to JDSU's Active Components Business Unit ("ACBU") under the NDA referenced in Section 14.8 and consult ACBU to determine whether and how to implement JDSU products in IPG systems. The goal shall be for both parties to be cooperative and work in good faith to implement JDSU solutions in IPG systems. If requested, IPG shall meet in person with JDSU to discuss implementing the JDSU solutions in IPG systems.

4.0 FORECASTS

During the first seven (7) calendar days of each month during the Term, Customer shall provide Supplier a Rolling Forecast. A Rolling Forecast is an estimate of projected Product requirements based on the information then available to Customer and is not a commitment by Customer to purchase Product nor a commitment of Supplier to manufacture, deliver or sell Product. Supplier shall use Rolling Forecasts for internal material planning requirements.

PRODUCTS AND PURCHASE ORDERS

5.1 Products. Any laser diode or packaged laser diode ordered by, taken delivery of or paid for by Customer from Supplier shall be a "Product" hereunder. The parties shall seek to complete and update Exhibit A from time to time in respect of each Products and Exhibit A shall contain or reference the Specifications for each Product.

5.2 Issuance. Customer shall from time to time issue Purchase Orders to Supplier to meet its commitments pursuant to Section 3.1.

5.3 Acknowledgement. As soon as reasonably possible (and in no event later than three (3) business days) immediately following the receipt of each Purchase Order, Supplier shall acknowledge receipt of such Purchase Order.

5.4 Acceptance and Delivery Dates. As soon as reasonably possible (and in no event later than five (5) business days) immediately following the receipt of each Purchase Order, Supplier shall accept any Purchase Order having delivery dates consistent the applicable lead-time for such Product as set forth in Exhibit A or, in the case of Exhibit A not being complete, as from time to time provided by Supplier to Customer (collectively, "Lead-Time") and the delivery dates set forth in such Purchase Order acceptance shall be deemed the Delivery Dates for such Products.

To the extent that the delivery dates set forth in a Purchase Order are not consistent with the applicable Lead-Time, Supplier shall accept such Purchase Order and use commercially reasonable efforts to provide delivery dates for Products ordered thereunder. To the extent that Supplier does not provide delivery dates, Supplier shall use commercially reasonable efforts to provide Customer with delivery dates as soon thereafter as reasonably possible. In either case, the delivery dates provided by Supplier shall be deemed the Delivery Dates for such Products, unless Customer rejects same by written notice thereof on or before five (5) business days immediately following Supplier's provision of such Delivery Dates, in which case the parties shall acting reasonably and in good faith promptly negotiate mutually acceptable Delivery Dates. Thereafter, and to the extent that Supplier and Customer do not agree upon mutually acceptable Delivery Dates, either party may, by providing written notice to the other party, forthwith terminate the applicable Purchase Order with respect to Product for which there is no Delivery Date.

5.5 Changes. Except as otherwise provided for in this Agreement, Customer shall not cancel or terminate, reschedule or delay a Purchase Order, or applicable Delivery Dates thereunder, in whole or in part, without the prior written consent of Supplier.

5.6 Cancellation and Cancellation Costs. Subject to compensating Supplier in accordance with this Section, Customer may cancel a Purchase Order, in whole or part and without cost or penalty, by providing notice to Supplier prior to the applicable Delivery Date. In the event that Customer provides Supplier with a notice of cancellation four (4) weeks or less prior to the applicable Delivery Date, Customer may not cancel and Customer must take and pay for all Product delivered on or before the Delivery Date or within two (2) weeks thereafter. In the event that Customer provides Supplier with a notice of cancellation more than four (4) weeks (but less than the then current Lead-Time for the applicable Product) prior to the applicable Delivery Date, Customer shall pay or reimburse Supplier for the reasonable out of pocket or direct costs incurred by Supplier relating to such canceled Product at the time of cancellation, including without limitation with respect to work in process and raw materials, to the extent that Supplier cannot (using reasonable efforts) mitigate such costs within forty-five
(45) calendar days of such cancellation. This shall be Supplier's sole and exclusive remedy and Customer's sole and exclusive liability/obligation to Supplier for any cancellation hereunder by Customer.

5.7 Rescheduling. Provided Customer provides Supplier with at least fifteen (15) calendar days notice in advance of a Delivery Date for a Product, Customer may re-schedule such Delivery Date, at no cost or penalty and on a one time basis only, up to a maximum of sixty (60) calendar days. Thereafter, Customer shall take delivery of and pay for the Product in accordance with this Agreement.

6. PRICES FOR PRODUCTS

6.1 Prices for Products. Customer shall pay the applicable price for each Product as set forth in U.S. dollars in Exhibit A (or if not set forth in Exhibit A, as otherwise agreed by the parties) and as may be amended from time to time by Supplier and Customer in accordance with this Agreement. All prices are FCA (Incoterms 2000) Supplier's relevant facility, exclusive of Taxes, transportation, insurance and brokerage fees.

6.2 Taxes. Except to the extent that applicable exemptions are available, obtained and documented for Supplier, Customer shall pay all Taxes and shall promptly reimburse Supplier for any Taxes which Supplier pays directly to any taxing authority. Supplier's invoices to Customer are payable in full without deduction for any Taxes, including without limitation withholding taxes.

7.0 INVOICING AND PAYMENT

Supplier may issue an invoice as soon as the time of Product shipment from Supplier's relevant facility, and Customer shall pay such invoice within thirty
(30) calendar days thereof. To the extent that a proposed shipment to Customer exceeds the credit limits set by Supplier for Customer in accordance with its ordinary business practice, Supplier reserves the right to require alternative payment terms including, without limitation, letter of credit or payment in advance. If at any time Customer is delinquent in the payment of any invoice or is otherwise in breach of this Agreement, Supplier may, at its discretion, stop performance of services or withhold shipment (including partial shipments) of any order and may, at its option, require Customer to pre-pay for further performance or shipments. If Customer cannot comply with the alternative payment terms imposed by Supplier under the two immediately preceding sentences after using commercially reasonable business efforts to comply with the alternative payment terms requested, Customer's purchases of laser diodes or packaged laser diodes from another supplier shall be deemed to have been purchased from Supplier solely for purposes of determining Customer's requirements with Section
3.1. Customer shall, however, prior to purchasing from such other supplier provide JDSU with an opportunity to promptly match the payment terms of such other supplier in order to maintain the benefits of Section 3.1. All payments not received when due shall be subject to an additional interest charge at an annual rate of 10% (.83% per month), or such lower interest rate as may be otherwise permitted at law, of the unpaid amount until the date of payment, without prejudice to any other rights, remedies or recourses which Supplier may have under this Agreement, at law or in equity. The right of Supplier to any payment provided for under this Agreement shall not be subject to any abatement, reduction, set off, defense, counterclaim or recoupment of any amount due or alleged to be due by reason of any past, present or future claims of Customer.

8.0 PRODUCT DELIVERY

8.1 Delivery Date. Except as provided for in this Agreement or otherwise mutually agreed upon by the parties, in writing, Supplier shall use commercially reasonable efforts to ship Products on the applicable Delivery Date.

8.2 Delay in Shipment. Supplier shall use commercially reasonable efforts to notify Customer in a timely manner of any delay in Delivery Dates, stating the reasons for the delay. Supplier shall use commercially reasonable efforts to minimize delays in Delivery Dates and, upon occurrence of any such delay, shall use commercially reasonable efforts to remedy same in a timely manner.

8.3 Shipping. All shipments are FCA (Incoterms 2000) Supplier's relevant facility. Supplier may ship partial orders provided Supplier notifies Customer prior to shipment. Customer shall specify the carrier or means of transportation or routing on the Purchase Order. In the event that Customer fails to specify shipping instructions on the Purchase Order, Supplier shall select the best available carrier on a commercially reasonable basis.

8.4 Packaging. Supplier shall package and label all Product in accordance with Supplier's then current packaging practices and suitable for shipment under normal circumstances without damage, and in accordance with applicable law.

8.5 Title. Title to Product shall pass to Customer upon Supplier's tender of the relevant Product to the shipping carrier at Supplier's facility.

9.0 WARRANTIES

9.1 Product Warranty. Notwithstanding any provision to the contrary other than Sections 10.2 and 10.3, Supplier's sole and exclusive obligation to the Customer for any Product made by Supplier and sold hereunder is to repair returned Product or provide a replacement Product, at Supplier's sole option, for any Product which has been returned to Supplier under the RMA procedure set forth in
Section 9.2 and which is defective in workmanship, material or not in compliance with the applicable Specifications and has in fact failed under normal use on or before twelve (12) months from the date of original shipment of the Product. In the event that during the Term Supplier's standard terms and conditions of sale are amended to provide for a warranty period in excess of twelve (12) months, such longer warranty period shall apply to Products ordered, taken delivery of and paid for by Customer after the effective date of such change. All Product, which are experimental Products, prototypes or Products used in field trials, are not warranted and are provided to Customer on an "as is" basis. All Product or parts thereof supplied by third parties and sold by Supplier carry only the original manufacturer's warranty to the extent applicable to Customer. Supplier shall only accept for repair, replacement or credit under warranty Products made by third parties, if expressly authorized to do so by the relevant third party. Any Product repaired or replaced under warranty is only warranted for the period of time remaining in the original warranty for the Product. The warranty excludes and does not cover any Product or parts thereof which has been accidentally damaged, disassembled, modified, misused, damaged in transit, used in applications which exceed the Product specifications or ratings, neglected, improperly installed or otherwise abused or is used in hazardous activities or which fails as a result of Customer software or interfacing, improper site preparation or maintenance or Customer's failure to use the Product in accordance with the information and precautions contained in the applicable Product manual provided by Supplier. Customer must claim under the warranty in writing not later than thirty (30) calendar days after the claimed defect is discovered. The Customer must make all claims under this warranty and no claim shall be accepted from any third party.

9.2 Return Material Authorization. Except as otherwise provided in this Agreement, Supplier's then current RMA procedure shall apply to Supplier's repair or replacement of both in-warranty and out-of-warranty Products. Supplier shall only accept returns of Product for which an approved RMA number has been issued by Supplier and which are accompanied by an itemized statement of defects. Such Products shall be returned prepaid and insured to Supplier at the address stipulated by Supplier. All Products which have been returned to Supplier with an RMA number, but to which the warranty in Section 9.1 does not apply, shall be subject to Supplier's standard examination charge in effect at the time, which shall be invoiced by Supplier and paid by Customer in accordance with this Agreement. All Products returned to Supplier without an RMA number or which are not accompanied by an itemized statement of defects, may be returned to Customer, at Customer's expense, and Supplier shall have no obligation to evaluate such Products.

9.3 DISCLAIMER OF WARRANTIES. SUBJECT TO SECTIONS 10.2 AND 10.3, THE WARRANTY SET FORTH IN SECTION 9.1 AND THE OBLIGATIONS AND LIABILITIES OF SUPPLIER THEREUNDER ARE ACCEPTED BY CUSTOMER TO BE EXCLUSIVE AND IN LIEU OF, AND CUSTOMER HEREBY WAIVES, RELEASES AND RENOUNCES ALL OTHER REMEDIES, WARRANTIES, GUARANTEES, OBLIGATIONS, REPRESENTATIONS OR LIABILITIES, EXPRESS OR IMPLIED, OF SUPPLIER WITH RESPECT TO EACH PRODUCT OR PART THEREOF, PRODUCT DOCUMENTATION OR SERVICE DELIVERED OR PROVIDED UNDER THIS AGREEMENT, WHETHER ARISING IN FACT, IN LAW, IN CONTRACT (INCLUDING FUNDAMENTAL BREACH), IN TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY, CONDITION OR REPRESENTATION (A) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE PRACTICE; (B) THAT THE PRODUCTS WILL BE FREE FROM INFRINGEMENT OR VIOLATION OF ANY RIGHTS, INCLUDING INTELLECTUAL PROPERTY RIGHTS, OF THIRD PARTIES; OR (C) OR THAT THE OPERATION OF ANY SOFTWARE DELIVERED HEREUNDER WILL BE UNINTERRUPTED OR ERROR FREE. THIS SECTION AND THE LIMITATIONS SET FORTH HEREIN, SHALL APPLY IRRESPECTIVE OF THE NATURE OF THE CAUSE OF ACTION, DEMAND OR CLAIM, INCLUDING BUT NOT LIMITED TO, BREACH OF CONTRACT, NEGLIGENCE, TORT OR ANY OTHER LEGAL THEORY, AND SHALL SURVIVE A FUNDAMENTAL BREACH OR BREACHES AND/OR FAILURE OF THE ESSENTIAL PURPOSE OF THE AGREEMENT OR OF ANY REMEDY CONTAINED HEREIN.

9.4 LIMITATION OF LIABILITY. EXCEPT FOR DAMAGES OR LIABILITY ARISING PURSUANT TO
SECTION 10.3 (PRODUCT LIABILITY) OR FROM A BREACH OF SECTION 14.7 (CONFIDENTIAL INFORMATION), SUPPLIER SHALL NOT BE LIABLE TO CUSTOMER, OR ANY THIRD PARTY, FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR INDIRECT COSTS OR DAMAGES, INCLUDING WITHOUT LIMITATION, LITIGATION COSTS, INSTALLATION AND REMOVAL COSTS, LOSS OF DATA, PRODUCTION, SAVINGS OR PROFIT OR ANY OTHER COMMERCIAL OR ECONOMIC LOSS OF ANY KIND (INCLUDING WITHOUT LIMITATION BUSINESS INTERRUPTION OR LOSS OF BUSINESS) ARISING FROM ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ACTION, INCLUDING WITHOUT LIMITATION IN CONTRACT (INCLUDING FUNDAMENTAL BREACH), TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH COSTS OR DAMAGES OR SAME WERE REASONABLY FORESEEABLE OR EVEN IF SUCH COSTS OR DAMAGES ARE ALLEGED TO ARISE FROM NEGLIGENT ACTS, OMISSIONS, OR CONDUCT OF SUPPLIER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES OR SUBCONTRACTORS. EXCEPT FOR DAMAGES OR LIABILITY ARISING PURSUANT TO SECTION 10.3 (PRODUCT LIABILITY) OR FROM A BREACH OF SECTION 14.7

(CONFIDENTIAL INFORMATION), IN NO EVENT SHALL SUPPLIER'S TOTAL CUMULATIVE LIABILITY (WHICH FOR GREATER CERTAINTY IS NOT ON A PER INCIDENT BASIS) TO CUSTOMER IN CONTRACT (INCLUDING FUNDAMENTAL BREACH), TORT (INCLUDING NEGLIGENCE) OR OTHERWISE EXCEED THE AMOUNT PAID BY SELLER FOR PRODUCTS FROM WHICH SUCH LIABILTY AROSE DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF THE MOST RECENT CLAIM. FOR THE PURPOSES OF THIS SECTION, CUSTOMER INCLUDES CUSTOMER'S DIRECTORS, OFFICERS, EMPLOYEEES, AGENTS, REPRESENTATIVES AND SUBCONTRACTORS. THIS SECTION AND THE LIMITATIONS SET FORTH HEREIN, SHALL APPLY IRRESPECTIVE OF THE NATURE OF THE CAUSE OF ACTION, DEMAND OR CLAIM, INCLUDING BUT NOT LIMITED TO, BREACH OF CONTRACT, NEGLIGENCE, TORT OR ANY OTHER LEGAL THEORY, AND SHALL SURVIVE A FUNDAMENTAL BREACH OR BREACHES AND/OR FAILURE OF THE ESSENTIAL PURPOSE OF THE AGREEMENT OR OF ANY REMEDY CONTAINED HEREIN.

10.0 INTELLECTUAL PROPERTY AND INDEMNITIES

10.1 Intellectual Property Rights. Unless otherwise provided for in this Agreement, nothing in this Agreement shall be construed as a sale, transfer or assignment of the intellectual property rights, including without limitation any patent, copyright, trade secrets, trademarks or tradenames, of Supplier whatsoever, including without limitation with respect to the Products, Specifications or related information and documentation. All right, title and interest in and to any inventions, discoveries, improvements, methods, ideas, computer and other apparatus programs and related documentation, other works of authorship fixed in any tangible medium of expression, mask works, or other forms of intellectual property, whether or not subject to statutory protection, which are made, created, developed, written, conceived or first reduced to practice by Supplier solely, jointly or on its behalf, in the course of, arising out of, or as a result of work performed hereunder, and any related tooling, set-up, fitting-up and preparation, shall belong to and be the sole and exclusive property of Supplier.

10.2 Intellectual Property Indemnity. Supplier agrees to defend or settle, at its sole option, and shall reimburse Customer for all costs and damages assessed by final judgment against Customer, and any reasonable expenses (including legal expenses), incurred at the written request of Supplier directly resulting from any claim alleging that any Products or the use, operation, sale or offer for sale thereof, infringe upon, misappropriate or violate any third party's intellectual property rights (including without limitation patents or copyrights) in member countries of the EU, countries in North America, Norway, Switzerland, Japan, New Zealand, China and Australia. Customer shall have no authority to settle any claim on behalf of Supplier.

In the event of such a claim of infringement of third party, Supplier shall have the right to discontinue further deliveries of the Product and shall use commercially reasonable efforts, at its expense, to: (a) obtain necessary rights required to permit the sale or use of the Products by Customer and its customers; or (b) modify or replace such Products to make them non-infringing (and extend this indemnity thereto), provided that any such replacement or modified Products comply with the applicable Specifications. For the protection of Supplier and Customer, at the request and expense of Supplier, Customer agrees to exercise, and to the extent permitted sub-license Supplier, its have-made rights under any intellectual property license agreements it has with third parties, to the extent it has the right to do so. In the event Supplier is unable to achieve either of the options set forth above within a reasonable period of time or, in the reasonable opinion of Supplier,

Supplier is unlikely to achieve such options within a reasonable period of time, Supplier shall have the right to immediately terminate Supplier's obligations to Customer under this Agreement with respect to the particular Product and promptly refund to Customer the invoiced purchase price.

Supplier's obligations specified in this Section shall be conditional on and subject to Customer notifying Supplier promptly in writing of the claim and giving Supplier full authority, information and assistance for the defense and settlement thereof. Supplier shall have no liability for, and Customer shall indemnify Supplier against, any claim based upon: (a) the combination, operation, or use of any Product supplied hereunder with equipment, devices, or software not supplied by Supplier; (b) alteration or modification of any Product supplied hereunder; or (c) Supplier's compliance with Customer's designs, specifications or instructions or (d) infringement of an application patent. Notwithstanding any other provisions hereof, Supplier shall not be liable for any claim based on Customer's use of the Products as shipped after Supplier has informed Customer of modifications or changes in the Products required to avoid such claims and offered to implement those modifications or changes, if such claim would have been avoided by implementation of Supplier's suggestions.

10.3 Personal Injury and Property Damage Indemnity. Supplier shall indemnify, defend and hold harmless Customer and its employees, officers, directors and agents, from and against any third party claims, demands, loss, damage or expense relating to bodily injury or death of any person or damage to real and/or tangible personal property to the extent directly caused by a Product and directly resulting from a breach of the warranty contained in Section 9.1 or the negligence or willful misconduct of Supplier. Supplier shall have no indemnity obligation hereunder for claims resulting from Product misuse, neglect, failure to follow normal Product safety procedures and recommended precautions in the Product manual or negligence of the operator.

11.0 PRODUCT CHANGES AND DISCONTINUATION

11.1 Customer Changes. In the event Customer desires an engineering or Specification change for any of the Products, Customer may submit such proposed engineering or Specification change to Supplier. Supplier and Customer acting reasonably and in good faith shall negotiate whether such change shall be made and if so, shall work with each other on the implementation of such change. Customer acknowledges that such changes may result in additional non-recurring engineering charges for Customer and may alter the price of the Products, in which case, this Agreement shall be amended, in writing, to reflect same.

11.2 Supplier Permitted Changes. Supplier may at any time make any changes, improvements, additions or enhancements to the Products that do not materially affect the form, fit or function of a Product ("Permitted Change") without notice to, or the consent of, Customer. Permitted changes shall be made at no additional charge to Customer.

11.3 Supplier Material Changes. In the event that Supplier at any time makes any changes, improvements, additions or enhancements to the Products that materially affect the form, fit or function of a Product ("Material Change"), Supplier shall provide ninety (90) calendar days prior written notice to Customer of such Material Change, outlining the nature of the Material Change and any applicable non-recurring costs or impact on Delivery Dates or

Product pricing. Customer shall approve or reject a Material Change within fifteen (15) calendar days from receipt of Supplier's notice, failing which the Material Change shall be deemed accepted by Customer. In the event of acceptance of any such Material Change, this Agreement shall be amended, in writing, to reflect any applicable non-recurring engineering costs or impact on Delivery Dates or Product pricing.

11.4 Rejection of Material Changes. In the event Customer rejects any Material Change, Supplier shall continue to supply unchanged Product in accordance with
Section 11.7, in which case the date of Customer's rejection of such Material Change shall be deemed the date on which (i) a Supplier notice of discontinuation for the relevant Product shall be deemed to be provided to Customer and (ii) the Discontinuance Period (as defined in Section 11.7 below) shall be deemed to commence.

11.5 Required Changes. Notwithstanding any other term or condition in this
Section 11.0, in the event that any changes, improvements, additions or enhancements of a Product, including Material Changes, are required by any law or governmental regulation or requirement or interpretation thereof by any governmental agency having jurisdiction or is required, in the discretion of Supplier acting reasonably and in good faith, to address Product safety, liability or performance ("Required Change"), Supplier shall provide sixty (60) calendar days prior written notice (or such shorter period of notice as may be reasonable in the circumstances) to Customer of such Required Change, outlining the nature of the Required Change and any applicable non-recurring costs or impact on Delivery Dates or Product pricing. Customer shall approve or reject a Required Change within five (5) calendar days from receipt of Supplier's notice, failing which the Required Change shall be deemed accepted by Customer. In the event of acceptance of any such Required Change, this Agreement shall be amended, in writing, to reflect any applicable non-recurring engineering costs or impact on Delivery Dates or Product pricing. In no event shall Supplier be required to manufacture, supply or sell a Product to which a Required Change is applicable.

11.6 Rejection of Required Changes. In the event Customer rejects any Required Change referred to in Section 11.5, this Agreement shall be terminated with respect to the applicable Product and amended, in writing, to delete such Product from Exhibit A. Thereafter, Supplier shall have no further obligation to supply or sell such Product to Customer and Customer shall have no further obligation to take delivery of or purchase such Product.

11.7 Product Discontinuation. In the event Supplier intends to discontinue the manufacture and sale of any Product, Supplier shall give at least six (6) months prior written notice to Customer. At any time during such six (6) month period (the "Discontinuance Period"), Customer may place a last time Purchase Order for Product, provided the requested delivery dates are in compliance with the applicable Product Lead-Time and the last requested delivery date for such Product is not more than six (6) months after the end of such Discontinuance Period.

12.0 TERMINATION

12.1 Rights of Termination. Upon the occurrence of any of the following events, a party may forthwith terminate this Agreement:

     (a) The other party materially breaches or defaults any of its material obligations, duties or responsibilities hereunder

          (including, in the case of Customer, a failure to pay any amount owing when due), which breach or default has not been remedied within forty-five (45) calendar days (or fifteen (15) calendar days, in the case of Customer's failure to pay) after written notice is given by the party not in default, specifying the breach or default; or

     (b) The other party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) admit in writing its inability, to pay its debts generally as they mature; (iii) make a general assignment for the benefit of its or any of its creditors; (iv) be dissolved or liquidated in full or in part; or (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

     (c) Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the other party or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the other party or the debts thereof pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within ninety days of commencement.

12.2 Termination Costs. In the event of termination of this Agreement by Supplier pursuant to Section 12.1, Customer shall compensate Supplier for any losses or damage resulting from such termination, including without limitation, the price of Products shipped, manufactured, or held separately for Customer and any incurred costs (including without limitation with respect of work in process and raw materials), and a reasonable allocation of general and administrative expenses relating to the Products. Notwithstanding any other term or condition of this Agreement, the foregoing amounts shall be due and payable by Customer immediately upon receipt of the applicable Supplier invoice.

13.0 DELAYS IN PERFORMANCE

13.1 Excusable Delay. In the event of a delay on the part of Supplier in the performance of any of its obligations or responsibilities under the terms and conditions of this Agreement due directly or indirectly to unforeseen circumstances or a cause which is beyond the reasonable control or without the fault or negligence of Supplier (an "Excusable Delay"), Supplier shall not be liable for, nor be deemed to be in default under or breach of this Agreement on account of such delay and the time fixed or required for the performance of any such obligation or responsibility shall be extended for a period equal to the period during which any such delay persists. Excusable Delay shall be deemed to include, without limitation, delays occasioned by the following causes:

     (a)  force majeure or acts of God;

     (b) war, warlike operations, act of the enemy, armed aggression, civil commotion, insurrection, riot or embargo;

     (c) fire, explosion, earthquake, lightning, flood, draught, windstorm or other action of the elements or other catastrophic or serious accidents;

     (d) epidemic or quarantine restrictions;

     (e) any legislation, act, order, directive or regulation of any governmental or other duly constituted authority;

     (f) strikes, lock-out, walk-out, and/or other labour troubles causing cessation, slow-down or interruption of work;

     (g)  a Required Change; or

     (h) any default in or breach of this Agreement by Customer or any delay of Customer in the performance of its obligations or responsibilities under the terms and conditions of this Agreement.

13.2 Indefinite Delay and Termination. If Supplier reasonably concludes, based on its reasonable appraisal of the facts and normal scheduling procedures, that due to an Excusable Delay delivery of any Product will be delayed for more than six (6) months after the applicable Delivery Date or any revised date agreed to by the parties, in writing, Supplier shall promptly notify Customer, in writing, and either party may then terminate this Agreement, including any Purchase Orders, with respect to the affected Product by giving written notice to the other party within thirty (30) calendar days after receipt by Customer of Supplier's notice.

If, due to an Excusable Delay, delivery of any Product is delayed for more than six (6) months after the applicable Delivery Date, either party may terminate this Agreement, including any Purchase Orders, with respect to the affected Product by giving written notice to the other within thirty (30) calendar days after the expiration of such six (6) month period.

14.0 GENERAL

14.1 Product Specific Terms and Conditions. The Products governed by this Agreement may be supplied by various Supplier companies and divisions located in several different jurisdictions. From time to time the supply of an individual Product may require terms and conditions specific to such Product which terms and conditions shall be set forth in Exhibit A for the relevant Product.

14.2 Audits. To the extent Customer's records may be relevant in determining whether Customer is complying with its commitment under Sections 3.1, Supplier shall have the right during the Term, through independent external certified professional accountants acceptable to both Supplier and Customer, to examine and inspect such records as may contain information bearing solely on whether Customer is in compliance therewith, subject to the other terms of this Section
14.2. Such an audit shall take place under a reasonable confidentiality agreement, on reasonable notice to Customer and during normal Customer business hours. The auditor shall disclose to Supplier only whether it found a discrepancy, and, if so, the amount/extent of that discrepancy. The auditor shall deliver a copy of each report to Customer within ten (10) days of disclosure to Supplier, and Customer shall have an opportunity to rebut any discrepancy in any audit report. Supplier may exercise its audit right not more than once per year. Solely with respect to compliance of Customer during the fourth and fifth years of the Term, the audit rights shall terminate following the date that Customer becomes a publicly traded company in the U.S.A. or is acquired by a publicly traded company in the U.S.A., provided that Customer, in lieu of the audit, shall deliver to Supplier a compliance statement, signed by a then current officer of Customer, certifying compliance by Customer with its obligations under Section 3.1 hereof. All audits under this Section 14.2 shall be completed prior to the first anniversary of the expiration date of the Term.

14.3 Export Restrictions. Customer shall not transmit, export or re-export, directly or indirectly, separately or as part of any system, the Products or any technical data (including processes and services) received from Supplier, without first obtaining any license required by the applicable government, including without limitation, the United States Government and/or any other applicable competent authority. Customer also certifies that none of the products or technical data supplied by Supplier under this Agreement shall be sold or otherwise transferred to, or made available for use by or for, any entity that is engaged in the design, development, production or use of nuclear, biological or chemical weapons or missile technology. Customer shall indemnify and hold Supplier harmless for any violation or alleged violation by Customer of the foregoing.

14.4 Notices. Any notice, demand or other communication required or permitted to be given pursuant to this Agreement by either party shall be in writing and shall be either:

     (a)  Personally delivered to the other party; or

     (b)  Sent by prepaid overnight courier; or

     (c) Sent by facsimile transmission or similar method of recorded communication, charges prepaid, confirmed by prepaid overnight courier.

Any notice, demand or other communication given in accordance with subparagraphs
(a), (b) and (c) above shall be delivered or sent to the intended recipient at its address below:

     If to JDS Uniphase Corporation:

     To:     Legal Department
             JDS Uniphase Corporation
             1786 Automation Parkway
             San Jose, CA 95131
             Fax: (408) 546-5856

     And To: Associate General Counsel &
             Director Business Development
             JDS Uniphase Corporation
             3000 Merivale Road
             Nepean (Ottawa), Ontario
             Canada K2G 6N7
             Fax: (613) 823-2486

     If to Customer:

     To:     Chief Executive Officer
             IPG Photonics Corporation
             50 Old Webster Road
             Oxford, MA 01540
             Fax: 508-373-1101

     And To: General Counsel
             IPG Photonics Corporation
             50 Old Webster Road
             Oxford, MA 01540
             Fax: 508-373-1101

Any party may from time to time change its address by written notice to the other party given in accordance with the provisions hereof.

Any notice, demand or other communication delivered in accordance with paragraph
(a) or (b) above shall be deemed to have been received on the day of its delivery and if sent in accordance with paragraph (c) above, it shall be deemed to have been received on the first business day following the date of its transmission by facsimile or similar method of recorded communication (confirmation copy by registered or certified mail).

14.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the provisions thereof relating to conflicts of laws or without regard to the United Nations Convention on Contracts for the International Sale of Goods. Supplier and Customer hereby irrevocably and unconditionally submit to the courts of the State of New York and all courts competent to hear appeal therefrom.

14.6 Dispute Resolution. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the parties hereto shall use reasonable efforts to settle the dispute, claim, question, or disagreement. To this effect, the parties shall involve executives not involved with administration of this Agreement and internal counsel and shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

14.7 Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other terms or provisions hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

14.8 Confidential Information. The parties hereby agree that the terms and conditions of the Non-Disclosure Agreement between the parties, executed on June 17, 2003, continue to apply and extend to all Confidential Information (as that term is defined in the Non-Disclosure Agreement) exchanged between the parties in connection with this Agreement. This Section, and the terms and conditions of the Non-Disclosure Agreement, shall survive the expiration or earlier termination of this Agreement.

14.9 Independent Contractors. The relationship of the parties hereto is that of independent contractors. Under no circumstances shall any employees of one party be deemed to be the employees of the other for any purpose. Each party shall pay all wages, salaries, and other amounts due its respective employees relative to this Agreement and shall be responsible for all obligations respecting them relating to income tax withholdings, unemployment insurance premiums, workers' compensation, health care and pension plan contributions and other similar responsibilities. Neither party has the right nor authority to assume or to create any obligation or responsibility on behalf of the other party, except as may from time to time be provided by written instrument signed by both parties. Nothing contained herein shall be construed as creating an agency or joint venture, consortium or partnership between the parties.

14.10 Survival. The parties agree that the respective rights, obligations and duties under Section 1.0 (Interpretation), Section 6.1 and 6.2 (Prices for Products and Taxes), Section 7.0 (Invoicing and Payment), Section 9.0 (Warranties), Section 10.0 (Intellectual Property and Indemnities), Section 12.2 (Termination Costs) and Sections 14.2, 14.3, 14.4, 14.5, 14.6, 14.7, 14.8, 14.9,
14.10, 14.12 and 14.14 (General) and any outstanding payment obligations of Customer, shall survive expiration or earlier termination of this Agreement.

14.11 Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign this Agreement or any of their rights or obligations hereunder to a third party without the express prior written consent of the other party, which consent shall not be unreasonably withheld or delayed provided however that Supplier may delegate performance to any Supplier selected independent contractor provided that prior to any such assignment, such independent contractor shall become qualified by Customer using the same criteria as Customer used in qualifying Supplier for the same Product being assigned (it being understood that in either case Supplier shall not be relieved of any of its duties, obligations or responsibilities hereunder by use of such affiliates or independent contractors); and provided further that, without notice to or consent of Customer, Supplier may at any time assign any payment to be made to Supplier hereunder. Any purported assignment contrary to this agreement shall be null and void.

14.12 Entire Agreement. This Agreement and its Exhibits express the entire understanding and agreement for both Supplier and Customer with respect to the subject matter covered by this Agreement and supersedes any and all previous agreements, except any existing non-disclosure agreement between both parties, with reference to the subject matter contained in this Agreement. All terms and conditions on any Purchase Orders and all provisions on Supplier's documents delivered in response to a Purchase Order shall be deemed deleted and superceded by the terms and conditions of this Agreement, except for information provided for administrative purposes only such as Purchase Order number, Product identifier, quantity, pricing, shipping dates, shipping instructions and delivery location.

14.13 Amendment and Waiver. No amendment or waiver of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

14.14 Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile, with the same effect as if Supplier and Customer had each signed the same document. All counterparts shall be construed together and shall constitute one and the same original Agreement.

IN WITNESS HEREOF, Supplier and Customer have executed this Agreement in duplicate originals by their duly authorized officials.

JDS UNIPHASE CORPORATION                IPG PHOTONICS CORPORATION


By: /s/ Christopher S. Dewees           By: /s/ Valentin P. Gapontsev
    ---------------------------------       ------------------------------------
Name: Christopher S. Dewees             Name: Valentin P. Gapontsev
Title: Vice President                   Title: CEO and Chairman of the Board

Date: June 24, 2003                     Date: June 24, 2003

EXHIBIT A

                                PRODUCT SCHEDULE

2.   Product Name (Product Class)/      Laser Diodes and Packaged Laser Diodes
     Description

2.   Customer Part No.                  [Insert Customer Part No.]

3.   Supplier Part No.                  [Insert Supplier Part No.]

5.   Product Specification              [Insert Specification Reference]

5.   Lead-Time                          [Insert Lead-Time]

6.   Unit Price ($U.S.)                 [Insert Unit Price or Step Pricing, if
                                        applicable]

7.   Unique Provisions                  [Insert Unique Provisions]